Exhibit 10.9

                              AMENDED AND RESTATED
                      LEASE WITH PURCHASE OPTION AGREEMENT
                                     between
                          WENATCHEE EVENTS CENTER, LLC
                                    (Lessor)

                                       and
                    GREATER WENATCHEE REGIONAL EVENTS CENTER
                           PUBLIC FACILITIES DISTRICT
                                    (Lessee)

                                       and
                                CITY OF WENATCHEE
                                    (Obligor)
                                  May 30, 2007
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I DEFINITIONS  .......................................................2
1.1    "ADA"..................................................................2
1.2    "Affiliate"............................................................2
1.3    "Agreement"............................................................2
1.4    "Architect"............................................................2
1.5    "Business Day".........................................................2
1.6    "Calendar Year"........................................................2
1.7    "Closing"..............................................................2
1.8    "Closing Date".........................................................2
1.9    "Construction Contract"................................................2
1.10   "Construction Documents"...............................................2
1.11   "Construction Drawings"................................................3
1.12   "Construction Lender"..................................................3
1.13   "Construction Loan"  o.................................................3
1.14   "Contingency"..........................................................3
1.15   "Contract Documents"...................................................3
1.16   "Contract Savings".....................................................3
1.17   "Contractor(s)"........................................................3
1.18   "Design Development"...................................................3
1.19   "Detailed Specifications"..............................................3
1.20   "Drawings".............................................................3
1.21   "Effective Date".......................................................3
1.22   "Environmental Conditions".............................................4
1.23   "Environmental Reports"................................................4
1.24   "Environmental Law"....................................................4
1.25   "Escrow Agent".........................................................4
1.26   "Final Completion Date"................................................4
1.27   "Final Completion of Public Facilities District Improvements
        (or Final Completion)"................................................4
1.28   "General Construction Contract"........................................5
1.29   "General Contractor"...................................................5
1.30   "Hazardous Substances".................................................5
1.31   "Indemnified Parties"..................................................6
1.32   "Land".................................................................6
1.33   "Law"..................................................................6
1.34   "Lease"................................................................6
1.35   "Lease Payment Date"...................................................6
1.36   "Lease Payments".......................................................6
1.37   "Leased Premises"......................................................6
1.38   "Lessee" or "Public Facilities District".......,.......................6
1.39   "Lessee's Architectural Representative"................................7
1.40   "Lessor"...............................................................7
1.41   "Mandatory Improvements"...............................................7
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1.42   "Mediator".............................................................7
1.43   "Permit(s)"............................................................7
1.44   "Permit Allowance".....................................................7
1.45   "Permitted Exceptions".................................................7
1.46   "Person"...............................................................7
1.47   "Personal Property"....................................................7
1.48   "PFD"..................................................................7
1.49   "Project"..............................................................7
1.50   "Project Budget........................................................7
1.51   "Project Requirements".................................................8
1.52   "Project Schedule".....................................................8
1.53   "Property".............................................................8
1.54   "Public Facilities District Improvements"..............................8
1.55   "Punch-list"...........................................................8
1.56   "Real Property"........................................................8
1.57   "Regional Events Center"...............................................8
1.58   "Requirements of Law"..................................................8
1.59   "Savings"..............................................................8
1.60   "Schematic Design Documents"...........................................8
1.61   "Service Contracts"....................................................9
1.62   "Stated Contingency"...................................................9
1.63   "Substantial Completion Date"..........................................9
1.64   "Substantial Completion of Public Facilities District Improvements"....9
1.65   "Substantially Complete" or "Substantially Completed"..................9
1.66   "Taxes"...............................................................10
1.67   "Title Company".......................................................10
1.68   "Title Policy"........................................................10
1.69   "Unavoidable Delay"...................................................10
1.70   "Warranty Period".....................................................10

ARTICLE II GREATER WENATCHEE REGIONAL EVENTS CENTER DEVELOPMENT..............11
2.1    Development of Public Facilities District Improvements................11
2.2    Parking Requirements..................................................11

ARTICLE III DESCRIPTION OF PROPERTY..........................................11
3.1    Agreement to Lease....................................................11
3.2    Agreement to Purchase.................................................11
3.3    Identification of Personal Property...................................12
3.4    Service Contracts.....................................................12
3.5    Ice Rink Fixtures and Equipment.......................................12

ARTICLE IV DUE DILIGENCE.....................................................12
4.1    Project
Information..................................................................12

ARTICLE V CONSTRUCTION OF REGIONAL EVENTS CENTER IMPROVEMENTS................12
5.1    Construction of Public Facilities District Improvements...............12
5.2    [This Section intentionally left blank.]..............................12
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5.3    Schedule for Design and Construction..................................13
5.4    Selection of Development Team for Project.............................13
5.5    Plans and Specifications..............................................13
5.6    Dispute Resolution Process............................................14
5.7    Permits; Costs; Compliance with Legal Requirements....................15
5.8    Construction Contract.................................................15
5.9    Construction of Project...............................................16
5.10   Changes to the Work...................................................17
5.11   Inspections...........................................................17
5.12   Construction Loans....................................................18
5.13   Termination of Agreement..............................................18
5.14   As-Built Plans and Specifications; Manuals; Warranties; Permits
        and Licenses.........................................................18
5.15   Construction Covenants and Warranties.................................18
5.16   Disclaimer............................................................20
5.17   Enforcement of Warranties.............................................21
5.18   Architect's Administration of the Contract............................22
5.19   Project Manager.......................................................22

ARTICLE VI LEASE TERM........................................................22

ARTICLE VII LEASE PAYMENTS...................................................23
7.1    Lease Payments........................................................23
7.2    Additional Rent.......................................................24
7.3    Defeasance............................................................24

ARTICLE VIII USE.............................................................24
8.1    Use of Premises.......................................................24
8.2    Quiet Enjoyment.......................................................25

ARTICLE IX ABSOLUTE NET LEASE................................................25
9.1    Absolute Net Lease....................................................25
9.2    Lease - Non-terminable................................................25
9.3    Taxes and Utility Charges.............................................26
9.4    Compliance with Laws..................................................26
9.5    Lessee's Right to Contest.............................................26

ARTICLE X ENVIRONMENTAL CONDITION OF THE PROPERTY............................27
10.1   Environmental Information.............................................27
10.2   Lessor's Representations and Warranties Regarding Environmental
        Conditions...........................................................27
10.3   Survival..............................................................27
10.4   Supersedure...........................................................27

ARTICLE XI REPRESENTATIONS AND WARRANTIES....................................28
11.1   Lessor's Representations and Warranties...............................28
11.2   Lessee's Representations and Warranties...............................29
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ARTICLE XII POSSESSION.......................................................29

ARTICLE XIII FIRE AND EXTENDED COVERAGE INSURANCE............................30

ARTICLE XIV LIENS............................................................30

ARTICLE XV OPTIONS TO PREPAY LEASE AND PURCHASE LEASED PREMISES..............30
15.1   Option to Purchase....................................................30
15.2   Exercise of Option....................................................31
15.3   Conveyance of Leased Premises.........................................31
15.4   Option to Partially Prepay Lease......................................31
15.3   Option Not Exercised..................................................31
15.6   Title to Real Property................................................31
15.7   Title to Personal Property and Intangible Property....................32

ARTICLE XVI CLOSING..........................................................32
16.1   Closing Procedures....................................................32
16.2   Delivery by Lessor....................................................32
16.3   Delivery by Lessee....................................................34
16.4   Proration's...........................................................34
16.5   Costs and Expenses....................................................34
16.6   Recordation...........................................................35
16.7   Effect of Damage or Destruction of Property...........................35

ARTICLE XVII DESTRUCTION OF LEASED PREMISES..................................35

ARTICLE XVIII DEFAULT; REMEDIES..............................................35
18.1   Corrective Work.......................................................35
18.2   Specific Performance..................................................36
18.3   Waiver................................................................36

ARTICLE XIX MISCELLANEOUS....................................................36
19.1   Incorporation of Recitals; Definitions................................36
19.2   Notices...............................................................36
19.3   Amendment, Waiver, Assignment.........................................37
19.4   Lessee's Disclaimer...................................................38
19.5   Survival..............................................................38
19.6   Captions..............................................................38
19.7   Brokerage Fees........................................................38
19.8   Joint Venture.........................................................38
19.9   Severability..........................................................39
19.10  Further Assurances....................................................39
19.11  Merger of Prior Agreements............................................39
19.12  Fair Construction.....................................................39
19.13  Authority.............................................................39
19.14  Time is of the Essence................................................39
19.15  Arbitration...........................................................39
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19.16  Non-Waiver of Governmental Rights.....................................39
19.17  Agreement for Exclusive Benefit of Lessor and Lessee..................40
19.18  Interest on Past-Due Obligations......................................40
19.19  Governing Law.........................................................40
19.20  Memorandum of Agreement...............................................40

                                    EXHIBITS

Exhibit A    Legal Description of Land -- Regional Events Center Improvements
Exhibit B    Construction Documents for Regional Events Center Improvements
Exhibit C    Legal Description - Ice Rink Property
Exhibit D    Schedule of Fixtures and Equipment
Exhibit E    Project Budget (Revised)
Exhibit F    First Revised Project Schedule
Exhibit G    List of Environmental Reports
Exhibit H    Lease Payments (Revised)

                                 LEASE AGREEMENT

     THIS AMENDED AND RESTATED LEASE WTTH PURCHASE OPTION AGREEMENT (the "Agreement") is made and entered into as of this 30th day of May, 2007, by and between WENATCHEE EVENTS CENTER, LLC, a Washington limited liability company ("Lessor"), and GREATER WENATCHEE REGIONAL EVENTS CENTER PUBLIC FACILITIES DISTRICT, a Washington municipal corporation

     ("Lessee" or "Public Facilities District"), and the CITY OF WENATCHEE, a Washington

     Municipal Corporation ("Obligor") with reference to the following facts:

                                    RECITALS

     A. On June 15, 2006 Lessee was formed by an inter-local agreement to create a regional (nine-jurisdiction) public facilities district ("PFD").

     B. Lessee is interested in constructing and leasing a regional events center to be located in Wenatchee.

     C. Lessor is the contract purchaser pursuant to a real estate purchase and sale agreement for the purchase of the real property described on Exhibit "A" which sale shall be closed by purchaser on or before August 1, 2007. Failure to close as set forth herein shall be deemed a material default subject to enforcement pursuant to Article XVIII of this Agreement.

     D. Lessor proposes to design, develop, finance, construct, complete and thereafter lease to Lessee a regional events center with associated parking area to be constructed on privately owned property of Lessor in Wenatchee, Washington.

     E. Lessee is interested in leasing a regional events center facility to achieve multiple public facilities district objectives including, but not limited to, improving the financial stability and general economic vitality of the district, increasing tax revenues, creating jobs, providing artistic and cultural opportunities and important public spaces for the residents of the district

     F. Lessee's desire to lease the regional events center is on the express condition, among others, that construction of the project commence in accordance with RCW 82.14.390, not later than February 1, 2007, which condition has been satisfied.

     G. Lessee desires to lease from Lessor and Lessor desires to lease to Lessee the Property (as hereinafter defined) on the terms and conditions set forth herein.

     H. Lessee is authorized by RCW Chapter 35.57 to lease, acquire and transfer real and personal property, and intends to finance its lease or purchase of the regional events center facility and associated parking area with the proceeds of tax exempt financing, to be repaid in part with sales taxes received pursuant to RCW Chapter 82.14.

     I. BBP Two, TLC was originally identified as Lessor in the September 28, 2006 original Lease Agreement. This Amended and Restated Lease with Purchase Option Agreement is entered into as a replacement for the original Lease Agreement which has been terminated by mutual agreement of BBP Two, LLC and the Public Facilities District.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

                                 ARTICLE I
                                DEFINITIONS

     As used in this Agreement, the following capitalized terms shall have the following meanings:

     1.1 "ADA" means the  Americans  With  Disabilities  Act of 1990,  42 U.S.C.
Section 1201, et seq., as amended from time to time.

      1.2 "Affiliate" means any Person or entity related to, owned by, in common ownership with or affiliated with a person or entity that is a parent company or constituting a shareholder or member of a person or in which such Person has or holds an equity or other interest.

     1.3 "Agreement" means this Amended and Restated Lease With Purchase Option Agreement, as the same may be amended, supplemented or modified from time to time.

      1.4 "Architect" means Sink Combs Dethlefs Architects, collectively, or such other architect licensed to practice in the State of Washington as may from time to time be hired by Lessor in connection with the design of the Regional Events Center Improvements.

     1.5 "Business Day" means any day other than a Saturday, Sunday or legal holiday that Lessee's offices are open.

     1.6 "Calendar Year" means a calendar year commencing with January 1 and ending with December 31.

     1.7 "Closing" means the delivery of documents and funds to the Escrow Agent with appropriate instructions that are necessary for the completion of the lease and/or purchase of the Property in accordance with the terms and conditions of this Agreement.

     1.8 "Closing Date" means the date on which the Closing occurs.

     1.9 "Construction Contract" means the General Construction Contract for construction services entered into by Lessor, and the General Contractor, for construction of the Public Facilities District Improvements.

     1.10 "Construction Documents" means the Final Public Facilities District approved Construction Drawings and related Project Manual, inclusive of Division 1 General

     Requirements and Technical Divisions 2 through 14 for the Public Facilities District Improvements approved by Lessor and Lessee for the construction of the Public Facilities District Improvements, including technical drawings, schedules, diagrams, plans and specifications setting forth in detail the requirements for construction, itemization of furniture, fixtures, equipment and furnishings to be installed and providing information customarily required for the use of the building trades and the general construction contract for construction of the Public Facilities District Improvements. The Construction Documents shall be revised to reflect the Project as described in the Project Budget (revised), Exhibit "E" to this Agreement

     1.11  "Construction  Drawings"  means Drawings  setting forth in detail the
requirements   for  the   construction   of  the  Public   Facilities   District
Improvements.

     1.12 "Construction Lender" means the financial lending institution selected by the Lessor.

     1.13 "Construction Loan" means a loan obtained from the Construction Lender for the purpose of paying Project construction costs. o

     1.14 "Contingency" means Stated Contingency and Design Contingency.

     1.15 "Contract Documents" means the documents identified in the General Construction Contract as "contract documents."

     1.16 "Contract Savings" means the amount, if any, by which a bid accepted for each major subcontract element identified in the Project Budget is less than the amount for the major subcontract element in the Project Budget, plus the amount of unused Stated Contingency as of the Final Completion of the Public Facilities District Improvements.

     1.17   "Contractor(s)"   means  the  General   Contractor   and  any  other
construction contractors with whom Lessor contracts for construction of all or any portion of the Project

     1.18 "Design Development" means that phase of design of the Project providing for development of plans and specifications for the Project based upon the Schematic Design Documents; as such term is generally understood in the construction industry.

     1.19 "Detailed Specifications" means the Final Public Facilities District approved written detailed requirements for materials, equipment, construction systems, standards and workmanship for the construction of the Project as issued by the Architect as Final Construction Documents for the Project.

     1.20 "Drawings" means all graphic and pictorial documents depicting the design, location and dimensions of the elements of the Public Facilities District Improvements and also include itemization of furniture, fixtures, equipment and furnishings to be installed and include plans, elevations, sections, details, schedules and diagrams for the Public Facilities District Improvements.

     1.21 "Effective Date" means the date this Lease was entered into as set forth above.

     1.22 "Environmental Conditions" means conditions involving the presence of Hazardous Substances in soil, surface waters, groundwater and sediments.

     1.23 "Environmental Reports" means all environmental reports, audits, sampling results and other information in Lessor's possession or control regarding the Environmental Conditions, a complete listing of which is set forth on Exhibit G attached to this Agreement.

     1.24 "Environmental Law" means, as amended from time to time, local, state or federal laws, rules, ordinances, regulations, applicable permits and applicable orders now or hereafter enacted relating to (a) the protection of human health or the environment or (b) the use, storage, generation, production, treatment, emission, discharge, remediation, removal or disposal of Hazardous Substances; including, without limitation, the Federal Comprehensive Environmental Response Compensation, and Liability Act of 1980, 42 U.S.C.
Section 9601 et 02., and the Washington Model Taxies Control Act, RCW Chapter 70.105D.

     1.25 "Escrow Agent' means First American Title Insurance Company, or another nationally recognized title insurance company selected by Lessor and not objected to by Lessee which shall act as the escrow agent and provide the title insurance policies to be delivered in connection with the Closing.

     1.26 "Final Completion Date" means total Project will be substantially complete not later than September 17, 2008.

     1.27 'Final Completion of Public Facilities District Improvements (or Final Completion)" means the date by which the following events have occurred:

     (a) Certificate of Occupancy. The City of Wenatchee shall have issued a final unconditional certificate of occupancy for the Public Facilities District Improvements permitting their use and occupancy as a regional events center and it is available for occupancy and normal operations.

     (b) Contractor's Certification. The contractor shall have issued its "Certificate of Substantial Completion" for the Public Facilities District Improvements together with its Affidavit of Payment of Debts and Claims, AIA Forms 706 and 706A together with final waivers and releases of lien in form satisfactory to Lessee from such material men, laborers, contractors and subcontractors as Lessee may require.

     (c) Punch-list Items Completed. Following Substantial Completion of the Public Facilities District Improvements, Lessor, the Architect and Lessee shall prepare a Punch-list for the Public Facilities District Improvements. All Punch-list items for the Public Facilities District Improvements shall have been completed to the reasonable satisfaction of Lessee, or if not completed, the parties shall have agreed upon a holdback of 150% of the cost estimated by Lessee to complete the Punch-list items.

     (d)   Construction   Lessor  shall  have   provided   evidence   reasonably
satisfactory to Lessee that all construction costs for the Public Facilities District Improvements have been paid in full including evidence of full payment for any Personal Property. The issuance of the Title Policy insuring the Lessee against any material or labor liens and the submission of invoices with evidence of payment by Lessor shall be evidence acceptable to Lessee of the payment of all construction costs.

     (e) No Construction Liens. The period for filing construction liens for the Public Facilities District Improvements shall have expired or releases or discharges of construction liens in form and substance satisfactory to Lessee have been obtained by the contractor in accordance with the articles and conditions of the construction contract for the Public Facilities District Improvements.

     (f) As-Built Plans and Specifications. Lessor shall have provided Lessee with a complete and detailed set of "as-built" plans and specifications for the Project (to be provided on CAD or other format satisfactory to Lessee) together with all technical, service, instruction and procedure manuals, warranties, permits and licenses and an as- built survey of the Real Property showing all improvements located thereon.

     1.28 "General Construction Contract" means the agreement between the Lessor and the General Contractor; for construction of the Public Facilities District Improvements.

     1.29 "General Contractor" means Hunt Construction Group or other General Contractor as selected by the Lessor.

     1.30 "Hazardous Substances" means:

     (a) Those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et the Federal .Comprehensive Environmental Response, Compensation, and Liability act of 1980, 42 U.S.C. Section 9601 et mg., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et and the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq., and in the regulations promulgated pursuant to said laws, all as amended from time to time;

     (b) Those substances defined as "dangerous wastes," "hazardous wastes" or as "hazardous substances" under the Water Pollution Control Act, RCW 9048.010 et seq., the Hazardous Waste Management Statute, RCW 70.105.010 et mi., the Washington Toxic Substance Control Act RCW 70.1058.010 et seq., the Washington Model Toxics Control Act, RCW 70.105D.010 et seq., and the Toxic Substance Control Act, 15 U.S .C. Section 2601 et seq., and in the regulations promulgated pursuant to said laws, all as amended from time to time;

     (c) Those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the
Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto);

     (d) Storm water discharge regulated under any federal, state or local law, ordinance or regulation relating to storm water drains, including, but not limited to, Section 402(p) of the Clean Water Act, 33 U.S.C. Section 1342 and the regulations promulgated hereunder, all as amended from time to time.

     (e) Such other substances, material and wastes which are dangerous or injurious to human health or become regulated under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state or local laws or regulations, all as amended from time to time, or which are deemed dangerous or injurious to human health; and

     (f) Any material,  waste or substance which is (A) petroleum, (B) asbestos,
(C) polychlorinated biphenyls, (D) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et gm. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (E) flammable explosives, (F) radon gas, (0) lead or lead-based paint, (H) radioactive materials, (1) coal combustion by-products,
(J) urea formaldehyde foam insulation, or (K) mold. Mold includes any form of multicellular fungi that live on plant or animal matter and in indoor environments.

     1.31 "Indemnified Parties" means Lessee and its successors and assigns, including any Person who acquires all or any part of the Real Property by any sale, assignment, deed-in-lieu of foreclosure under any deed of trust on Lessee's interest in the Real Property, or otherwise.

     1.32 "Land" means that certain real property located in the City of Wenatchee, Chelan County, Washington, more particularly described in Exhibit A attached hereto and by this reference incorporated herein.

     1.33 "Law" means any constitution, statute, ordinance, regulation, rule, resolution, judicial decision, administrative order or other requirement of any federal, state, county, municipal or other governmental agency or authority having jurisdiction over the parties or the Property, or both, in effect either at the time of execution of this Agreement or at any time during the term of this Agreement, including without limitation, any regulation or order of a quasi official entity or body (e.g. board of fire examiners, public utilities, design review boards or hearing examiners); all rules, laws and regulations arising under Title 111 of the Americans with Disabilities Act and the regulations issued hereunder by the United States Department of Justice.

     1.34 "Lease" means this Lease by and between Lessor and Lessee.

     1.35 "Lease Payment Date" means commencing thirty (30) days after substantial Completion Date, either (i) if certificates of participation are issued as provided in Exhibit H, principal payments shall be due each December 1 and interest payments shall be due each June 1 and December 1 during the remaining term of the Lease, or (ii) if certificates of participation are not issued as provided in Exhibit H, the first day of each month during the remaining term of the Lease.

     1.36 "Lease Payments" means as provided in Exhibit H.

     1.37 "Leased Premises" means the Land together with the Improvements.

     1.38 "Lessee or "Public Facilities District" means Greater Wenatchee Regional Events Center Public Facilities District; a Washington municipal corporation.

     1.39 "Lessee's Architectural Representative" means Robert Knowles, or such other Person as may be designated by Lessee to Lessor in writing nuns time to time.

     1.40 "Lessor" means Wenatchee Events Center, LW, a Washington limited liability company.

     1.41 "Mandatory Improvements" means those improvements that are part of the Project and are described in the Construction Documents.

     1.42 "Mediator" means a natural person not employed by Lessor, Lessee or any affiliate or subsidiary of either of them who shall also be a professional mediator with at least five (5) years experience in complex commercial real estate disputes approved by Lessor and Lessee whom Lessee and Lessor shall mutually designate to act as a dispute' resolution mediator to assist in resolution of such dispute pursuant to Section 5.6 below.

     1.43 "Permit(s)" has the meaning stated in Section 5.15(b) below.

     1.44 "Permit Allowance" means the sum of Seventy-Five Thousand Dollars ($75,000.00), which amount is included within the Lease Payments as the anticipated cost to be Incurred by Lessor in obtaining permits and licenses from the applicable regulatory agencies required to construct the Project.

     1.45  "Permitted  Exceptions"  has the  meaning  set forth in Section  15.6 below.

     1.46 "Person" means a natural person, corporation, trust, partnership, limited partnership, Limited Liability Company, government subdivision or agency, Municipal Corporation, city or other legal entity.

     1.47 "Personal Property" means all personal property located on or in or used in connection with the Public Facilities District Improvements or which will be Stalled or incorporated into the Public Facilities District Improvements as part of the Project including but not limited to those items of personal property identified in the Detailed Specifications.

     1.48 "PFD" means that certain inter-local agreement approved June 15, 2006 to create a regional public facilities district.

     1.49 "Project" means the total design, development, and construction, including all professional design services, and all labor, materials and equipment used or incorporated in the design, development and construction of the Public Facilities District Improvements, all as more fully described in the Schematic Design Documents. The Project shall include work consistent with and reasonably inferable from the approved Project Requirements as being necessary to produce the intended results and all work necessary to render the Public Facilities District Improvements fully operational.

     1.50 "Project Budget" means the budget for the development and construction of the Project approved by Lessee and Lessor, a copy of which is attached to this Agreement as Exhibit E.

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
     1.51 "Project Requirements" means the Construction Documents and Detailed Specifications and as issued by the Architect and as otherwise specifically agreed to by Lessor and Lessee.

     1.52 "Project Schedule" means the schedule for design, development, repair, renovation and construction of the Project as revised from time to time by Lessor and lessee. The First Revised Project Schedule is set forth in Exhibit F attached hereto and by this reference incorporated herein.

     1.53 "Property" means the Real Property, Personal Property, Service Contracts, and other items to be leased, sold and transferred to Lessee as described in Section 3.1 below.

     1.54 "Public Facilities District Improvements" means the Regional Events Center and associated facilities.

     1.55 '2,Ea" means a list of items required to be completed prior to Final Completion that are minor items which do not affect Lessee's ability to use the Public Facilities District Improvements for their intended use.

     1.56 "Real Property" means the Land and the Public Facilities District Improvements, together with all rights, privileges, easements and appurtenances thereto.

     1.57 "Regional Events Center" means a multi-purpose event center facility, consisting of a total of approximately 161,000 square feet, which shall include a main arena, a practice ice facility, exhibition and meeting rooms, restaurant and food service facilities, team changing and showering rooms, viewing suites, offices, media and broadcasting suites, and technical support areas, and related support facilities including service areas, sidewalks, public stairs, corridors, hallways, lobbies, public restrooms, retail space, loading dock, storage and administrative spaces and on-site parking area. The main arena fixed seating capacity shall be approximately 4,300 with a maximum variable seating capacity of approximately 5,600 for certain event configurations.

     1.58 "Requirements of Law" means all requirements relating to land and building construction (including those specifically applicable to Lessee's contemplated use of the Public Facilities District Improvements), including, without limitation, planning, zoning, public works and procurement, prevailing wage, subdivision, environmental, air quality, flood hazard, fire safety, the Americans with Disabilities Act and other governmental approvals, permits, licenses and/or certificates as may be necessary from time to time to comply with all the foregoing and other applicable statutes, rules, orders, regulations, laws, ordinances, and covenants, conditions and restrictions, which now apply to and/or affect the design, construction, existence, intended use operation and/or occupancy of the Real Property, the Project or any part thereof.

     1.59 "Savings" means the amount equal to eighty percent (80%) of the Contract Savings, as defined in Section 1.16.

     1.60 "Schematic Design Documents" means the Construction Documents and other documents illustrating the scale and relationship of the Regional Events Center and its various components including, but not limited to, furniture, furnishings and equipment, sidewalks, lighting, landscaping and other ancillary improvements. The Schematic Design Documents shall include a conceptual site plan and preliminary building plans, sections, elevations and Detailed Specifications.

     1.61 "Service Contacts" means all architectural drawings, plans and specifications, consulting agreements, engineer's reports, design contracts, utility contracts, water and sewer service contracts, other contracts of any nature, maintenance contracts, management contracts, certificates of occupancy, warranties, permits, licenses, approvals, soil reports, and other contracts or documents of any nature relating to the Project entered into by Lessor pursuant to the provisions of this Agreement.

     1.62 "Stated Contingency" means the amount of $500,000 identified as the general contingency in the Project Budget which may be used in the manner described in Section 5.10(6) of this Agreement.

     1.63 "Substantial Completion Date" means the date on which Substantial Completion of the Public Facilities District Improvements has occurred.

     1.64 "Substantial Completion of Public Facilities District Improvements" means the date on which the following events have occurred:

     (a)   Completion   of   Construction.   The  Regional   Events   Center  is
SubstantiallyComplete.

     (b) Architect's Certification. The Architect shall have issued its "Certificate of Substantial Completion ALA Document 0704," stating that the construction of the Public Facilities District Improvements is substantially completed in strict accordance with the o Construction Documents.

     (c) Certificate of Occupancy The City of Wenatchee shall have issued a temporary certificate of occupancy for the Public Facilities District Improvements permitting the use and occupancy of the Regional Events Center as a multi-purpose regional events center.

     (d) Lessee Acceptance. Lessee shall have confirmed that the Public Facilities District Improvements have been completed in strict accordance with the Construction Documents subject to completion of normal punch-list items.

     (e) Fixtures and Equipment. All furniture, furnishings, fixtures and equipment specified in the Construction Documents for the Public Facilities District Improvements or required for the operation of a multi-purpose regional events center under applicable law have been installed and are in good working order, condition and repair.

     (f) And shall be no later than September 17, 2008.

     1.65 "Substantially Complete" or "Substantially Completed" means, for the Public Facilities District Improvements, that the Public Facilities District Improvements have been constructed in substantial accordance with the Construction Documents and (a) all elements 'required for the functioning of the Public Facilities District Improvements shall be operational and in good working order and condition including, but not limited to, satisfying applicable Requirements of Law; (b) the Regional Events Center shall be weather tight and waterproof; (c) the fire and life safety systems within the Regional Events Center shall be operational and in good working order and condition; (d) elevators shall operate and function in good working order and condition but may still require touch up installation and cleaning; (e) the mechanical and electrical systems, including the HVAC system shall be individually tested and in good working order able to support the Regional Events Center and shall also be tested to assure that the Regional Events Center systems operate on an integrated basis, but the HVAC system may still require final balancing work;
(f) the finish work is substantially completed, including but not limited to any public lobbies, decks, patios, elevators, restrooms, HVAC, plumbing, fire and life safety, sprinkler and electrical systems, doors, partitions, cabinetry, floor coverings, including removal of all construction debris; (g) the computer system for the Regional Events Center has been installed and is operational in accordance with the applicable specifications; (h) all site utilities, sidewalks, driveways, street improvements, public spaces, landscaping, street furniture, fencing, and lighting have been substantially completed and construction barricades and equipment have been removed; (i) all lighting, furniture, furnishings, fixtures and equipment have been installed in the Regional Events Center; except in each case minor punch list items which do not materially affect use and occupancy of the Regional Events Center as a first-class multi-purpose regional events center;

     1.66 "Taxes" means all real property taxes and assessments (including assessments for special improvements), license and permit fees, charges for public utilities, leasehold excise taxes, other excise taxes, levies, sales, use and occupancy taxes, and any taxes levied or assessed in addition to or in lieu of, in whole or in part, such taxes, assessments or other charges and all other governmental impositions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen of every character.

     1.67 "Tide Company" means First American Tide Insurance Company, or another nationally recognized title insurance company selected by Lessor, and not objected to by Lessee, which will be issuing the title insurance policy to be issued at the Closing.

     1.68 "Title Policy" has the meaning set forth in Section 15.6 below.

     1.69 "Unavoidable Delay" means, with respect to a party, strikes, acts of God, unavoidable casualties and similar events beyond the control of the party which, after the exercise of due diligence to mitigate the effects thereof, delay construction of the Public Facilities District Improvements. Delay or work stoppage caused by appeals of permits issued by the City of Wenatchee or other municipal agencies and necessary to authorize the construction of the Project shall constitute Unavoidable Delay. The inability to obtain construction or other financing to pay for all or any portion of the Project Costs shall not constitute Unavoidable Delay. Lessor shall provide written notice to Lessee within ten days of the date it becomes aware, or should have become aware, of a condition resulting in an unavoidable delay.

     1.70 "Warranty Period" means that period commencing on Final Completion of Public Facilities District Improvements and expiring one (1) year thereafter. Notwithstanding the foregoing, if any longer warranty or guarantee period is specified for any particular equipment, materials, structural component of the

Project (including, but not limited to skylights and roof) or workmanship under this Agreement or any contract in connection with the design, development, or construction of the Project, the longer warranty period or guarantee period shall govern. Lessor shall convey to Lessee such warranties with the Operation and Maintenance Manuals.

                                   ARTICLE II
              GREATER WENATCHEE REGIONAL EVENTS CENTER DEVELOPMENT

     2.1 Development of Public Facilities District Improvements. Lessor has acquired or intends to acquire fee title to the Land. Lessor shall construct on the Land, the Public Facilities District Improvements. The Public Facilities District Improvements and certain personal property to be located on or used in connection with the Public Facilities District Improvements are more particularly described in the Schematic Design Documents prepared by Lessor and approved by Lessee, a copy of which is attached hereto as Exhibit B and by this reference incorporated herein.

     2.2 Parking Requirements. The Project includes 600 On-Site Parking Stalls. The Lessee will provide the remainder of the required parking stalls off-site through shared parking agreements with surrounding property owners to satisfy local code requirements to obtain a certificate of occupancy. At Closing, Lessor shall assign to Lessee all of Lessor's right, title and interest in and to the On-Site Parking Facilities at no additional cost to Lessee.

                                   ARTICLE III
                             DESCRIPTION OF PROPERTY

     3.1 Agreement to Lease. Lessor hereby agrees to lease to Lessee and Lessee hereby agrees to lease from Lessor, subject to the terms and conditions set forth in this Agreement, the following upon Final Completion of the Project:

     (a) The Land and Public Facilities District Improvements (Leased Premises);

     (b) Fixtures and equipment, shown on Exhibit D.

     3.2 Agreement to Purchase. Lessor hereby agrees to sell to Lessee and Lessee agrees to purchase from Lessor provided Lessee exercises its option to purchase:

     (a) All interest of Lessor in any intangible personal property owned by Lessor and used in connection with the ownership, use and operation of the Project; and, to the extent the same are approved by Lessee pursuant to the provisions of this Agreement, any and all contracts and lease rights, warranties, guarantees, agreements, licenses and other rights relating to the ownership, use or operation of all or any part of the Property, including, but not limited to any warranty or other right under the Construction Contract, all of Lessor's rights under the Contract Documents, and all of Lessor's rights in the Construction Documents; and

     (b) All Service Contracts.

     3.3 Identifications of Personal Property. Upon Final Completion of the Project and in any event no later than thirty (30) days prior to Closing, Lessor and Lessee shall identify all Personal Property, including any personal property identified in the Detailed Specifications.

     3.4 Service Contracts. Lessee specifically acknowledges and agrees that Service Contacts do not include any architectural agreements, construction contracts, subcontracts, or other agreements relating to the design or construction of the Project, except for the assignment of any warranties contained therein to Lessee upon Closing pursuant to Article XVI of this Agreement

     3.5 Ice Rink Fixtures and Equipment. Lessee or Obligor, as a portion of Obligor's local match required by RCW 82.14.390(4), and as partial consideration for Lessor's obligations hereunder, agrees, following completion of the 2007 - 2008 ice arena season, to convey to Lessor the following fixtures and equipment, currently located on the Ice Rink Property, legally described in Exhibit C, to be incorporated into the Leased Premises: Heating and cooling units, dasher boards and glass, floor coverings, hockey goals and netting, scoreboard, bleachers, and Zamboni. This conveyance is conditioned upon Lessor being in substantial compliance with the Project Schedule, Exhibit F.

                                   ARTICLE IV
                                  DUE DILIGENCE

     4.1 Project Information.

     (a) Lessee acknowledges that, prior to the Effective Date, Lessee has had the opportunity to prepare, review and copy all studies relating to the Property and Project that Lessee has determined, in the exercise of its reasonable business judgment, are necessary for Lessee to evaluate the suitability and feasibility of the Property and the Project for Lessee's intended uses.

     (b) Lessor acknowledges that, prior to the Effective Date, Lessor has had the opportunity to detente the availability of the permits and financing necessary to construct and complete the Project, and otherwise satisfy Lessor's obligation under this Agreement

                                    ARTICLE V
               CONSTRUCTION OF REGIONAL EVENTS CENTER IMPROVEMENTS

     5.1 Construction of Public Facilities District Improvements. Lessor agrees to diligently design, construct, and complete the Public Facilities District Improvements on the Property on or before the Substantial Completion Date, at Lessor's sole cost and expense, in a good and workmanlike manner, free and clear of all liens, all in accordance with the terms of this Agreement and all Requirements of Law.

     5.2 (This Section intentionally left blank.

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
     5.3 Schedule for Design and Construction. Lessor and Lessee acknowledge and agree that the initial Project Schedule attached hereto as Exhibit F, shall govern the performance of the work.

     5.4 Selection of Development Team for Project. Lessor has or intends to employ the following Persons in connection with the Project:

     (i)    Architect Sink Combs Dethlefs Architects

     (ii)   General Contractor: Hunt Construction Group

     (iii)  Project Manager: International Coliseums Company (ICC)

     (iv)   Structural Engineers: Martin/Martin Consulting Engineers

     (v)    Land Surveyors: Munson Engineers

     (vi)   Mechanical Design Building Engineers: M-E Engineers. Inc.

     (vii)  Geotechnical Engineers: Nelson Geotechnical Associates. Inc.

     (viii) Environmental Consultants: Cascade Earth Sciences

     (ix)   Electrical Design Engineers: M-E Engineers. Inc.

     (x)    Traffic Consultant: Heffron Transportation. Inc.

     (xi)   Civil Engineer: Pacific Engineering and Design

     Lessor shall select other professionals as necessary or desirable for the design, permitting, development mid construction of the Project. Lessor shall pay all amounts payable to the design professionals outlined above and any other professionals hereinafter engaged by Lessor in commotion with the performance of its duties and responsibilities under this Agreement Lessor shall enter into all contracts for the design, permitting, development and construction of the Project.

     5.5 Plans and Specifications.

     (a) Schematic Design Documents. As of the date of this Agreement, Lessee has reviewed and approved the Project Requirements, which are incorporated into the Schematic Design Documents listed on Exhibit B to this Agreement. In addition, Lessee has reviewed and approved the Project Budget setting forth an itemization of the major components of the Project that will be constructed by subcontractors and including the Design Contingency and Stated Contingency. Upon execution of this Agreement, Lessor shall, in conjunction with the Architect, commence and complete Design Development, Construction Drawings. and permit applications necessary for the construction of the Public Facilities District Improvements.

     (b) Lessee's Review. Following execution of this Agreement, Lessor shall cause Architect to prepare Design Development Drawings, which shall be consistent with the Schematic Design Documents in all material respects and shall submit the Design Development Drawings to Lessee for its review and approval. Following approval of the Design Development Drawings, Lessor shall cause Architect to prepare Construction Documents consistent with the Lessee-approved Design Development Drawings, and submit the Construction Documents to Lessee for its review and approval. Following approval of

Construction Documents, Lessor shall deliver Lessee an updated Project Budget prepared by Lessor on the basis of the approved Construction Documents. Lessee shall give Lessor written notice within thirty (30) days following the later of its receipt of the Design Development Drawings and Construction Drawings, as the case may be, of Lessee's approval or disapproval, which notice shall, in the case of disapproval, specify Lessee's reason for disapproval. Lessee shall only disapprove Design Development Drawings and Construction Drawings which (i) do not comply with all Requirements of Law, (ii) fail to materially comply with the Schematic Design Documents,(iii) propose changes in the size, quality, appearance, layout or configuration of the Public Facilities District Improvements contemplated by the Schematic Design Documents, (iv)adversely impact the construction schedule for the Public Facilities District Improvements, or (v) increase the project budget.

     (c) Resubmittals. If objections or comments are submitted in writing in accordance with the preceding paragraph, Lessor shall cause the Architect to make changes in the plans, drawings and/or specifications consistent with objections or comments made by the Lessee and shall resubmit the same in accordance with the foregoing schedule for further review. The process of resubmittal and review shall continue until Lessee and Lessor have approved the Design Development Drawings and Construction Documents.

     (d) Permit and Working Drawings. Lessor shall cause the Architect and other design professionals to prepare any Drawings or other documents in addition to the Construction Documents that may be required to be submitted for the issuance of building permits and other permit applications in accordance with Section 5.7 hereof, and as required for construction of the Project by the General Contractor.

     (e) Value Engineering. "The Lessor shall have the right to value engineer and propose changes to the Design Specifications 1.23 and the Drawings 1.24 in order to keep this project within the Project budget. The value engineering must be consistent with the integrity and scope of the project as outlined in the schematic drawings and detailed specifications, be within reasonable engineering standards, and have no adverse effect on the functionality, aesthetics, and long term operating and maintenance costs. The value engineering by the Lessor with an accompanying detailed comparative analysis shall be presented to Robert Knowles, the Lessee's representative in regard to this project, for review and approval on behalf of Lessee. Lessee's approval shall not be =reasonably withheld. The parties agree the Public Facilities District improvements will be constructed by Lessor for a GUARANTEED MAXIMUM cost of $52,809,670, inclusive of Construction Loan Financing Cost, with a contract savings pass-back of 80% to the Lessee and 20% to the Lessor, all as set forth in this Lease.

     (f) Changes to Construction Documents. After completion and approval, there shall be no change in the Construction Documents without the prior written consent of Lessee.

     5.6 Dispute Resolution Process. Lessee and Lessor agree to follow the independent resolution process set forth in this Section 5.6 to resolve disputes regarding preparation of the Design Development Documents, Construction Drawings and changes to Construction Documents in an economic and time efficient manner so that the documents conform to the requirements of this Agreement, the Project
Schedule is not adversely impacted, and the Public Facilities District Improvements as constructed will satisfy the Project Requirements.

     (a) Disputes Resolution Mediator. In the event that a dispute arises between Lessee and Lessor during (i) the Design Development phase of the Project regarding the adequacy of any Drawing, specification or the responsibility for any cost of any addition or change (e.g., whether any Design Development is consistent with and reasonably inferable from the Project Requirements), or (ii) during the preparation of the Construction Documents concerning whether the Construction Drawings are consistent with the Design Development phase of the Project, the parties shall proceed in good faith to resolve such dispute as expeditiously as possible and shall cooperate so that the progress of the design and construction of the Project is not delayed. If, however, the parties are unable to resolve the dispute, either party may, by delivering written notice to the other, refer the matter to the Mediator.

     (b) Dispute Resolution Process. Within the five (5) business day period following receipt of notice referring the matter to the Mediator, all involved participants in such matter, that is Lessor, Lessee, Lessee's Construction Representative, Architect and General Contractor, if necessary, shall submit all necessary material and information with respect to the matter in dispute to the Mediator. The Mediator shall be entitled to consult independently, or with all or any of the parties or their respective consultants as the Mediator determines necessary. If such dispute cannot be resolved by the parties within three (3) business days following intervention of the Mediator, then either party may exercise its rights and remedies under this Agreement

     5.7 Permits: Costs: Compliance with Legal Requirements. Lessor shall secure all Permits. Included within the Lease Payments is the Permit Allowance, which is attributable to the anticipated cost of permits and licenses required for the Project. If the actual cost incurred by Lessor for permit and license fees payable to regulatory authorities is less than the Permit Allowance, Lessee shall receive a credit toward the payment of the Lease Payments equal to the difference. If the actual cost incurred by Lessor for permit and license fees payable to regulatory authorities is more than the Permit Allowance, then Lessee shall pay the difference as an increase in the Lease Payments. Lessor shall cause all work on the Property to be performed in accordance with this Agreement and all Requirements of Law and an directions and regulations' of all governmental agencies and the representatives of such agencies having jurisdiction over the Project and/or the Property. Lessee shall have the right to review and approve the terms and conditions of any mitigation measures that will affect the Property following completion of the Project.

     5.8 Construction Contract. The Construction Contract shall require that prior to the execution of subcontracts for major subcontract elements of the Project separately stated in the Project Budget; the Contractor shall request competitive bids from qualified subcontractors for each major subcontract element. Each major subcontract element of the Project shall be awarded to the lowest responsive and qualified bidder as determined by the General Contractor. The bid amounts obtained from the lowest responsive and qualified bidder shall be utilized in determining the amount of Contract Savings.

     Because this is a design build/fast track project, Lessor is working with certain major subcontractors to perform work on a design build concept. These subcontracts have been negotiated on a time and material not to exceed basis and will not be competitively bid.

     5.9 Construction of Project.

     (a) Commencement of Construction. Lessor shall cause the General Contractor to commence construction of the Public Facilities District Improvements as soon as practicable following receipt of necessary permits, and shall thereafter cause construction of the Project to be diligently and continuously prosecuted in accordance with the Construction Contract, the approved Construction Documents and the Project Schedule subject only to Unavoidable Delays. Lessor shall keep Lessee informed of the progress and quality of the work on a timely basis. All work shall be performed in a good and workmanlike manner, shall be free of defects in the work and materials and shall be constructed and in accordance with the Construction Documents, the requirements of this Agreement and Requirements of Law. The Lesser shall use its reasonable best efforts to cause the Project to be Substantially Complete on or before the Substantial Completion Date.

     (b) Mandatory Improvements. Lessor shall cause the Mandatory Improvements to be substantially completed not later than August 1, 2008, which date shall not be extended for any Unavoidable Delays, subject to the provisionso of
Section 5.13.

     (c) Delays. The existence of Unavoidable Delays shall excuse Lessor for resulting delays and changes in the Project Schedule, except as provided in
Section 5.9(6) above. There shall not be any adjustment to the Lease Payments for additional costs resulting from any Unavoidable Delays, If Final Completion of the Public Facilities District Improvements has not been completed by the date set forth in Section 5.9 (b), then Lessee may elect, but shall not be obligated, to lease the Public Facilities District Improvements in their then existing condition, and the Lease Payments shall be adjusted to an amount equal to the following:

         i. The cost incurred by Lessor in acquiring the Land; plus

         ii. The amount expended by Lessor through the date Lessee acquires the Public Facilities District Improvements in completing the Project to the extent these costs are not included within the sums due the General Contractor; plus

         iii. The amount paid by Lessor to the General Contractor pursuant to the General Construction Contract, which shall in no event be greater than the total amount of the General Construction Contact multiplied by the percentage of completion of the work to be performed under the General Construction Contract as of the date the Lessee acquires the Public Facilities District Improvements.

     (d) Prevailing Wages. All Contractors and subcontractors employed for the construction of the Public Facilities District Improvements shall pay prevailing wages in the community for labor employed on the Project as defined in Chapter
39.12 of the Revised Code of  Washington.  Lessor shall  provide an Affidavit of

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
Prevailing Wages Paid prior to closing the transaction verifying Lessor's compliance with this section.

     5.10 Changes to the Work-

     (a) Changes to Construction Documents There shall be no changes in the Construction Documents except as agreed in writing by Lessee and Lessor. Following approval of the Construction Documents, Lessee may request changes in the Construction Documents, If Lessee requires any improvement or deviation in the Construction Documents from the design or level, of quality reflected in the Schematic Design and Detail Specifications as listed on Exhibit B, any resulting increase in the cost of design or construction will be charged to Lessee. Lessee must provide written notice to Lessor and Architect of any changes in the work requested by Lessee. Lessor may refuse to approve or adopt any change in the work requested by Lessee unless Lessor and Lessee execute an amendment to this Agreement increasing the Lease Payments by the amount of the cost increase and Lessee shall provide Lessor assurances reasonably satisfactory to Lessor that Lessee has funds available to pay for any resulting increase in the Project Costs. Any change in the Construction Documents requested by Lessee that does not alter the design or level of quality reflected in the Schematic Design and Detail Specifications as listed on Exhibit B shall not result in any additional charge to. Lessee or increase in the Lease Payments.

     (b Use of Stated Contingency: Savings. The Project Budget includes the Stated Contingency. Lessor shall have the right to use the Stated Contingency at Lessor's discretion to pay for any increases in the cost of the Project, other than costs incurred in satisfying Lessor's indemnification obligations under the Agreement, until the Stated Contingency has been exhausted. The Lease Payments shall not increase except as provided in Section 5.10(a) above as a result of the use of the Stated Contingency.

     5.11 Inspections. Lessee, Lessee's Construction Representative and other agents designated by Lessee shall have the opportunity, but not the duty, to inspect the construction work from time to time as it progresses. The frequency and level of inspections shall be determined by Lessee. Lessor shall keep at the Property for Lessee one record copy of all Construction Documents, all drawings, specifications, addenda, change orders and other modifications, in good order and marked currently to record changes and selections made during construction together with approved shop drawings, product data, samples and similar requited submittals. Lessor shall immediately forward to Lessee's Construction Representative Project correspondence and field communications concerning changes in the work or delays to .the Project on any issue that might cause an increase to the cost of the Project or a delay in the Substantial Completion Date or the Final Completion Date. All records maintained by any of the Contractors, including, but not limited to elevations of footings and floor locations, shall be made available to Architect and/or Lessee upon request and, upon completion of the Project, duplicate originals shall be delivered to Lessee. Lessor shall record the progress of the Project Lessor shall submit written monthly progress reports to Lessee including information on each Contractor mid each Contractor's work, as well as the entire Project, showing percentages of completion. If during the course of such construction, Lessee or its agents or designees shall determine that the construction is not proceeding in accordance with the Construction Documents, Lessee shall be entitled to, but shall be under no obligation to, give notice in writing to Lessor specifying the particular deficiency or omission, and Lessor shall be responsible to cause the General Contractor to correct the noted deficiency or omission. The failure by Lessee to provided any notice of any observed deficiency or omission shall not give rise to any liability S Lessee and shall not be considered a waiver of any right of Lessee under this Agreement, including without limitation, the enforcement of the representations and warranties of Lessor under this Agreement and the warranties of the General Contractor under the General Construction Contract with respect to the completion of the Property in accordance with the Construction Documents.

     5.12 Construction Loans. The Lessor shall have the right to encumber the Land by a deed of trust securing payment of the Construction. The Project construction costs that are included in the Construction Loan shall not exceed Forty-eight Million Five Hundred Thousand Dollars ($48,500,000). The Construction Loan shall not be modified, altered, revised or amended in any manner which would in any material respect adversely affect the rights of Lessee under this Agreement. The Construction Loan documents shall require the Construction Lender to notify Lessee of any default by Lessor under the Construction Loan. Lessor shall not further mortgage, encumber or suffer to be encumbered all or any portion of the Property without the prior written consent of Lessee. Lessor may assign the right to receive payment of the Lease Payments as provided under Article VII, at Closing to the Construction Lender too secure Lessor's obligations under the Construction Loan.

     5.13 Termination of Agreement. In the event Lessor has not completed the Mandatory Improvements prior to September 17, 2008, Lessor shall be obligated to pay, as liquidated damages, the amount of $5,000 per day for a maximum of 30 days. If the Mandatory Improvements are not completed by October 17, 2008, Lessor shall be subject to such additional damages as may be proven, and specifically to such consequential damages as may be suffered by Lessee due to contractual obligations for use of the Leased Premises.

     5.14 As-Built Plans and Specifications; Manuals; Warranties; Permits and Licenses. On or before Final Completion of the Public Facilities District Improvements Lessor shall provide Lessee with a complete and detailed set of "as-built" plans and specifications for the Project (to be provided on CAD, or such other format approved by Lessee), together with all technical, service, instruction and procedure manuals, warranties, permits and licenses.

     5.15 Construction Covenants and Warranties. Lessor hereby warrants and covenants to Lessee as follows:

     (a) Lessor shall cause the construction of the Project and installation of any Personal Property to be pursued diligently-until completed in a good and workmanlike manner and substantially in accordance with this Agreement, Construction Documents and all Requirements of Law (including all Environmental
Laws) so that the Project will be completed and lien-free on or before the Final Completion Date, provided this shall not be construed to prohibit the Lessor to encumber the Property to secure the construction loan.

     (b)  During  the  course  of  such  construction,  Lessor  shall  make  all applications for, and thereafter obtain, any and all permits, licenses, variances and other approvals issued by appropriate governmental authorities having jurisdiction over the Property or Lessor and relating to the construction, operation, use or occupancy of the Public Facilities District Improvements, or any portion thereof or relating to any zoning, land use, subdivision, environmental, building and construction laws and/or regulations restricting, regulating or otherwise affecting the use, occupancy or enjoyment of the Public Facilities District Improvements, as the same may be issued, modified or amended from time to time (hereinafter collectively "Permits" and as to each, "Permit").

     (c) No amendment or change in any Permit and no amendment or change in o zoning or any other land use control has been sought or obtained or will be sought or obtainedo with respect to the Property without the prior written approval of Lessee.

     (d) Lessor shall  maintain the  following  insurance  policies  until Final
Completion: (i) "All Risk" Builder's Risk Insurance including collapse coverage and coverage for material in storage and while in transit on a Completed Value non-reporting form for one hundred percent (100%) of the insurable replacement value of the Property on a replacement cost basis on all materials, equipment and supplies which are to become a permanent part of the Property, while awaiting erection and until completion; (ii) Worker's Compensation Insurance including Employer's Liability to provide statutory benefits as required by applicable law or laws; (iii) Commercial General Liability Insurance on an "occurrence" basis for hazard of operations, independent contractors, products and completed operations for a period of two (2) years after completion of work and contractual liability, such liability insurance to include Broad Form Property Damage and afford coverage for explosion, collapse and underground hazards and personal injury liability insurance, all with limits of not less than Two Million Dollars ($2,000,000); and (iv) Comprehensive Automobile Liability covering owned, non-owned and hired vehicles used in connection with the Property with limits not less than One Million Dollars ($1,000,000).All such insurance shall remain in force until the Closing Date (as defined below) and shall be with companies satisfactory to Lessee. Each such policy shall provide that the same may not be cancelled or amended by any party for any reason whatsoever, without giving Lessee at least thirty (30) days prior written notice of any proposed cancellation or amendment, and each such liability policy shall include Lessee as a named insured.

     (e) All work performed on, oor to be performed on, Personal Property, materials, machinery or equipment delivered to or installed on or in, or to be delivered or installed on or in, the Regional Events Center are, or will be, subject to written guarantees or warranties usually and customarily obtained or delivered and all of Lessor's rights pursuant to such guarantees or warranties as well as under any construction agreements or service contracts are, or will be, in full force and effect, enforceable according to their respective terms, without defense or set-off, and assignable to Lessee; provided, however, that Lessee shall not be deemed to have assumed liability to Lessor or to any other person as a result of accepting any such assignment, such assignment being for the sole benefit of Lessee.

     (f) Lessor shell provide a warranty that all work performed on and all Personal Property, material and equipment furnished to and installed in or on the Public Facilities District Improvements will substantially conform with the Construction Documents, as to kind, quality, function of equipment and characteristics of material and workmanship, and will remain in conformity therewith for a period of one (1) year commencing as of the date of Final

Completion of the Project (the "Warranty Period"). Notwithstanding the foregoing if any longer warranty or guarantee period is specified for any particular equipment, materials or workmanship under this Agreement or any contract or under any subcontract in connection with the construction and installation of the completion of the Project or installation of any personal property or under the laws of the State of Washington, the longer warranty or guarantee period shall govern. Lessor shall, at Lessor's expense and without cost to, and to the satisfaction of Lessee, immediately upon notice from Lessee sent at any time between the date of this Agreement and that date which is twelve (12) months following the expiration of the applicable Warranty Period, replace, correct or repair (i) any work, personal property, material and equipment which is at variance from the Construction Documents; (ii) any defects, faults or imperfections in such work, personal property, material or equipment which may appear prior to the expiration of the applicable Warranty Period; and (iii) any damages, defects or faults in the Project and Personal Property resulting from any of the foregoing. In the event that Lessor fails to cure any defect in accordance with Lessee's notice thereof within fifteen (15) days after Lessor's receipt of such notice, or if the nature of such cure is such that it cannot be completed within such fifteen (15) day period, Lessor fails to commence such cure within such fifteen (15) day period or, once commenced, fails to diligently prosecute such cure to completion within sixty (60) days following Lessee's notice, Lessee, at Lessor's sole cost and expense, may take whatever steps Lessee deems reasonably necessary to correct such defect and any costs incurred by Lessee in connection therewith shall be payable by Lessor upon demand. Any action taken by Lessee under this Section 5.15 shall not be deemed to be a waiver by Lessee of Lessor's failure to perform nor limit or abridge any other right or remedy Lessee may have as a result of such failure, whether provided under this Agreement, or otherwise at law or in equity. The obligations of Lessor under this Section 5.15 shall be deemed satisfied if (i) the warranties under the General Construction Contract provide tile same warranty terms and remedies as stated in this Section 5.15 and (ii) Lessor, upon Final Completion of the Public Facilities District Improvements, assigns to Lessee all warranties under the General Construction Contract.

     5.16 Disclaimer.

     (a) Lessee Not Liable for Construction of Project. Notwithstanding any other provision of this Agreement to the contrary, Lessee is under no obligation to, nor shall it construct or supervise the construction of the Project. It is understood and agreed that Lessee's right to inspect the Project prior to the Closing Date is for the sole purpose of protecting its rights as a contract vendee under this Agreement. No part of the cost of construction of the Project shall ever become an obligation of Lessee. Lessee is not responsible to any Contractors or to any subcontractors under any subcontracts for design, development, repair, renovation or construction of the project or any other third parties for any purpose whatsoever. Nothing contained in this Agreement shall be construed as the consent or request of Lessee, express or implied, for the performance of any labor or services or for the furnishing of any materials or equipment for any construction, alteration, addition, repair or demolition of or to the Property (or any part thereof). Lessor shall include in the Construction Contract and the contracts for architectural and engineering services the following or substantive equivalent disclaimer NOTICE IS HEREBY GIVEN THAT GREATER WENATCHEE REGIONAL EVENTS CENTER PUBLIC FACILITIES DISTRICT WILL NOT BE LIABLE FOR ANY LABOR, SERVICES, MATERIALS OR EQUIPMENT FURNISHED OR TO BE FURNISHED TO LESSOR, OR ANYONE HOLDING AN INTEREST IN THE PROPERTY (OR ANY

PART THEREOF) THROUGH OR UNDER LESSOR, AND THAT NO CONSTRUCTION OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES, MATERIALS OR EQUIPMENT SHALL ATTACH TO OR AFFECT THE INTEREST OF LI3SSEE IN THE PROPERTY.

     (b) Indemnification.Lessor shall protect, defend, indemnify and hold Lessee and its officials, officers, employees and agents harmless from and against any and all liabilities, obligations, damages, penalties, charges, costs and expenses including, without limitation, reasonable attorneys fees, which Lessee may suffer or incur in connection with its ownership or use of the Property resulting from any action or inaction of Lessor or its agents, employees, Contractors or subcontractors occurring before the Closing Date. To the maximum extent permitted by law, Lessor shall indemnify and defend Lessee and its officials, officers, employees and agents from and be liable for all damages and injury which shall be caused to owners of property on or in the vicinity of the construction of the Project or which shall occur to any person or persons or property whatsoever arising out of this Agreement, whether or not such injury or damage is caused by negligence of the Lessor or caused by the inherent nature of the construction of the Project. To the extent a court determines RCW 4.24.115 applies, Lessee shall not be entitled to such indemnification for damage caused to Lessee or any third party by reason of the sole negligence of Lessee or damage caused by the concurrent negligence of Lessee to the extent of such concurrent negligence. The foregoing indemnification shall survive the Closing Date.

IT IS SPECIFICALLY AND EXPRESSLY UNDERSTOOD THAT THE INDEMNIFICATION PROVIDED HEREIN CONSTITUTES THE LESSOR'S WAIVER OF IMMUNITY UNDER INDUSTRIAL INSURANCE, TITLE 51 RCW, SOLELY FOR THE PURPOSES OF THIS INDEMNIFICATION. THIS WAIVER HAS BEEN MUTUALLY NEGOTIATED BY THE PARTIES. THE PROVISIONS OF MS SECTION THALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

     (c) Notice of Claims. Promptly upon receipt by Lessee of notice of any action or proceeding for which Lessor have agreed to indemnify Lessee, Lessee shall give Lessor written notice of such claim or the commencement of such action or proceeding and Lessor shall thereafter vigorously defend on behalf of Lessee, but at the sole cost and expense of Lessor, any such action or proceeding for which indemnification is sought Failure to promptly give Lessor such notice shall not constitute a bar to the indemnification obligations of Lessor hereunder unless such delay has resulted in substantial prejudice to Lessor in the defense of such claim or action. No settlement of any such action or proceeding shall be made without Lessee's written approval which approval shall not be unreasonably withheld (unless Lessee has previously been discharged from all liability in connection with such action or proceeding).

     5.17 Enforcement of Warranties. After Closing, Lessee acknowledges that it shall be fully responsible for maintenance and repair of the Public Facilities District Improvements, subject to the right to recover under any applicable warranty. Lessor shall take all actions reasonably requested by Lessee to enforce or otherwise obtain the benefit of any warranty received from the General Contractor or any other Contractors or any subcontractor thereof, or any supplier, material-men or manufacturer relating to the Project but shall incur no additional expense or liability in that connection.

     5.18 Architect's Administration of the Contract.

     (a) Lessor shall cause the Architect to provide administration of the Construction Contract as described in the Contract Documents, (1) during construction, (2) until final payment is due and (3) from time to time during the Warranty Period. The Architect will have authority to act only to the extent provided in the Contract Documents, unless otherwise modified in writing in accordance with other provisions of the Construction Contract.

     (b) Lessor shall cause the Architect to visit the site at intervals appropriate to the state of the Contractor's operations (1) to become generally familiar with and to keep the Public Facilities District informed about the progress and quality of the portion of the Project Work completed, (2) to endeavor to guard the Public Facilities District against defects and deficiencies in the Project Work, and (3) to determine in general if the Project Work is being performed in a. manner indicating that the Project Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect will not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Project Work.

     (c) Under the direction of Lessor, the Architect will prepare Change Orders and Construction Change Directives and may authorize minor changes in the Project Work as approved by the Public Facilities District

     (d) The terms "Work," "Change Orders," and "Construction Change Directives" shall mean as the same are defined in the Contract Documents.

     5.19 Project Manager, International Coliseums Company ("ICC") shall serve as "Project Manager" for the Project to provide project management services for Lessor, including, without limitation: (i) the selection and oversight of architects and engineers, licensed to practice in the State of Washington that will design and develop the Project; (ii) in conjunction with the assistance of Contractor, the preparation of the Project Budget, the preparation and management of the construction management plan for the Project, and the
preparation  of  other  project  schedules,   including  schedules  to  identify
"critical path" items for the accomplishment of the Project; and (iii) the selection, acquisition and installation of furniture, fixtures and furnishings for the Project. ICC shall provide services for Lessor throughout the pre-design phase, schematic design phase, design development phase, construction documents/drawings phase, construction phase and post-construction phase of the Project.

                                   ARTICLE VI
                                   LEASE TERM

     This Lease is effective upon its execution by Lessor and Lessee; provided, however, that the obligation of the Lessee to make Lease Payments hereunder shall not commence unless and until the Substantial Completion Date. This Lease shall terminate on September 1, 2031or when all Lease Payments have been paid, whichever is earlier, unless terminated prior thereto in accordance with the provisions of this Lease.

                                   ARTICLE VII
                                 LEASE PAYMENTS

     7.1 Lease Payments.

     (a) Lease Payment Obligation to Arise Only Upon Substantial Completion Date. The obligation of the Lessee to make Lease Payments hereunder shall not commence until the Substantial Completion Date.

     (b) Principal Component of Lease Payments. The principal component of the Lease Payments is reflected in Exhibit H as the total principal amount of Lease Payments. The parties farther agree to the amortization schedules set forth in the attached Exhibit H. Provided, that the Lease Payments shall be adjusted to reflect a credit to Lessee of 80% of Contract Savings.

     (c) Interest Component of Lease Payments. The interest component of Lease Payments, representing interest on the principal component of Lease Payments is set forth in Exhibit H.

     (d) Pledge to Pay Lease Payments. From and after the Substantial Completion Date, the Lessee shall make all Lease Payments as determined in accordance with
Section 7.1 at such times and in such amounts as set forth in Exhibit H; provided, however, that the Lessee's obligation to make any such Lease Payment may be satisfied, in whole or in part, from funds on deposit and available for such purpose in the Lease Payment Fund. The obligation of the Lessee to make the Lease Payments constitutes a limited tax general obligation of the Lessee. The Lessee hereby pledges all Sales Tax Revenue and other revenue from the operation of the Public Facilities District Improvement for the payment of the Lease Payments. Lessee further pledges to levy the Sales Tax at the rate of 0.033% as provided in Chapter 82.14.390 RCW so long as this Lease is in effect.

     (e) City of Wenatchee Obligations. To the extent that the Lessee does not have non-voted general obligation debt capacity at least equal to the principal amount of the Lease Payments at the time the Lessee's obligation to make Lease Payments commences, the City of Wenatchee (the "City" or "Obligor") shall be obligated to pay the proportionate amount of Lease Payments in excess of the Lessee's non-voted debt capacity until such time as the Lessee's debt o capacity at least equals the principal amount of the then remaining Lease Payments. The City covenants that as long as it is obligated to make Lease Payments that each year it will include in its budget and levy ad valorem taxes upon all the property within the City subject to taxation in an amount that will be sufficient, together with other money of the City legally available for such purposes, to pay the principal of and interest on the Lease Payments as the same become due.

     In addition, prior to the time the Lessee's obligation to make Lease Payments commences, the City agrees that it will enter into a contingent loan agreement with the Lessee that commits the City to make loans to the Lessee if and when the Lessee does not have sufficient money to pay the Lease Payments when due. To the extent that this Lease has not been assigned by the Lessor to a bank trust department or nonprofit corporation pursuant to Exhibit H, the Lessor shall be a third party beneficiary of the contingent loan agreement.

     (f)  Books  and  Records.  Lessor  shall  keep or cause to be kept full and detailed  accounts  and  records of all costs  incurred in  connection  with the
Project, together with supporting statements, bills, vouchers, receipts, memoranda, correspondence and similar data relating thereto in a form acceptable to Lessee. Lessor's records shall be maintained in a manner that allocates costs, in a manner consistent with generally accepted accounting principles. Lessee or its designated representative shall be afforded access to inspect, review, copy and audit all such records and supporting data. Sixty (60) days prior to the estimated date for Finalo Completion of the Project, Lessor shall deliver to Lessee an accounting, in a form and substance satisfactory to Lessee and certified by Lessor, setting forth a detailed itemization of all costs incurred in the Project Lessee and its accountants shall have the right to review during normal business hours, and following prior -written notice given by Lessee to Lessor at least five (5) business days prior to the requested review, the accounting together with the records and supporting data referenced above to determine the accuracy of the Project costs as set forth in the accounting delivered by Lessor.

     7.2 Additionall Rent.

     (a) After Substantial Completion. On or after the Substantial Completion Date Lessee shall be liable for Additional Rent for costs not otherwise provided for by the Lease Payments calculated pursuant to Section 7.1 above. Such costs may include: Lessee-Initiated Change Orders in accordance with Section 5.10 hereof, and taxes and utility charges for which the Lessee is liable pursuant to
Section 9.3 hereof (herein referred to as "Additional Rent"). Due to the contingent nature of such Additional Rent, it shall not constitute debt of the Lessee for purposes of debt limitations established by RCW 39.36.020. The Lessee shall have no obligation to pay Additional Rent prior to the Substantial Completion Date.

     (b) Securitization of Lease. It is the expectation of Lessor and Lessee that the payments due under this Lease will be securitized in the form of lease revenue bonds or certificates of participation. In such event the Lease Payments described in Section 7.1 and Additional Rent described in Section 7.2(a) shall constitute the full extent of the Lessee's obligations hereunder.

     7.3 Defeasance. In the event that money and/or "Government Obligations," as such obligations are now or may hereafter be defined in Ch. 39.53. RCW, maturing at such time or times and bearing interest to be earned thereon in amounts sufficient to pay or prepay all Lease Payments and Additional Rent due under this Lease in accordance with the terms of this Lease, are irrevocably set aside and pledged in a special account to effect such payment or. Prepayment, then no further payments need be made of any Lease Payments under this Lease and the Lessor shall not be entitled to any lien, benefit or security in the Leased Premises, except the right to receive the funds so set aside and pledged, and Lessor shall have no further obligation to the Lessee hereunder.

                                  ARTICLE VIII
                                       USE

     8.1 Use of Premises. From and after the Substantial Completion Date, the Lessee may use the Leased Premises for the occupancy, use, maintenance and operation of a regional events center and all uses incidental thereto, including

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
but not limited to, any other use permitted by law or by the Certificate of Occupancy.

     8.2 Quiet Enjoyment. Upon payment by Lessee of the Lease Payments herein provided, and upon the observance and performance of the covenants, terms and conditions on the Lessee's part to be observed and performed, Lessor covenants that Lessee shall peaceably and quietly hold and enjoy the Leased Premises for the term hereby demised without hindrance or interruption by Lessor or any person or persons lawfully or equitably claiming by, through or under the Lessor.

                                   ARTICLE IX
                               ABSOLUTE NET LEASE

     9.1 Absolute Net Lease. This Lease is an "absolute net lease," and the Lessee's obligations to make Lease Payments as provided in Section 7.1 of this Lease, to pay Additional Rent AS provided in Section 7.2 of this Lease, and to perform and observe all other covenants and agreements of the Lessee contained herein shall be absolute and unconditional, and the failure by the Lessee to make such Lease Payments and to pay Additional Rent at the times and in the amounts as provided in Sections 7.1 and 7.2 hereof shall constitute an Event of Default under this Lease. All Lease Payments shall be made without notice or demand and without setoff, counterclaim, abatement, deduction or defense whatsoever. Following Substantial Completion, notwithstanding the Lessor's obligation to complete punch-list items, the Lessee shall assume the sole responsibility for the condition, use, operation, maintenance, repair and management of the Leased Premises, and Lessee will, at its cost and expense, keep and maintain the Leased Premises in good repair and condition and in compliance with all applicable laws, rules, regulations, statutes, and ordinances, and will make all structural and nonstructural, and ordinary and extraordinary changes, repairs and replacements which may be required to be made upon or in connection with the Leased Premises in order to keep the same in good repair and condition, reasonable wear and tear and ordinary use excepted; provided, however, that nothing herein shall be construed to release the Lessor from completion of the punch-list items, and if the Lessor should fail to complete the punch-list items within a reasonable time, the Lessee may institute such legal action against the Lessor as the Lessee may deem necessary to compel the performance of such obligation or to recover damages therefore. Notwithstanding anything in this Lease to the contrary, Lessee shall have no obligations to indemnify Lessor for any claims, loss, liabilities or damages arising from the negligence or willful misconduct of Lessor, its employees or agents.

     9.2 Lease - Non-terminable. Except as otherwise expressly provided herein, this Lease shall not terminate, nor shall Lessee have any right to terminate this Lease or to be released or discharged from any obligations or liabilities hereunder for any reason, including, without limitation, damage or destruction of the Public Facilities District Improvements, it being the intention of the parties hereto that all Lease Payments payable by Lessee hereunder shall continue to be payable in all events in the manner and at the times herein provided unless the obligation to pay the same shall be terminated pursuant to the express provisions of Section 5.13 or Section 15.1 of this Lease. In that connection, Lessee hereby waives, to the extent permitted by applicable law, any and all rights that it may now have or that may at any time hereafter be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrenders this Lease except in accordance with the express terms hereof and agrees that if, for, any reason whatsoever, this Lease shall be terminated in whole or in part by operation of law or otherwise except as specifically provided in Section 5.13 or Section 15.1 of this Lease, Lessee will nonetheless pay to Lessor (or to whosoever shall be entitled thereto as expressly provided herein)' an amount equal to each Lease Payment at the time such payment would have become due and payable in accordance with the terms hereof had such termination not occurred.

     9.3 Taxes and Utility Charges: The Lessee shall pay as Additional Rent all charges for utility, communication and other services rendered to or used on or about the Leased Premises assessed and payable from and after the Substantial Completion Date. Lessee also covenants to and agrees to pay all taxes and assessments levied upon the Leased Premises that are payable after the Substantial Completion Date and to pay a prorated share of taxes and assessments paid by Lessor prior to the Substantial Completion Date and applicable to any period after the Substantial Completion Date; provided, however, that if any such taxes or assessments may be paid in installments without penalty, the Lessee shall have the right to pay any such taxes or assessments in installments, and provided further that the Lessee shall also be liable for any property taxes assessed with respect to the Leased Premises after the Substantial Completion Date.

     9.4 Compliance with The Lessee shall at all times from and after the Substantial Completion Date, at the Lessee's own cost and expense, perform and comply with all laws, rules, orders, ordinances, regulations and requirements now or hereafter enacted or promulgated (including, without limitation. all zoning, pollution and environmental requirements, hereinafter referred to as "Environmental Requirements"), of every government and municipality having jurisdiction over the Leased Premises and of any agency thereof, relating to the Leased Premises, or the Improvements thereon, or the facilities or equipment thereon or therein, or the streets, sidewalks, curbs and gutters adjoining the Leased Premises, or the use or operation of the Leased Premises, whether or not such laws' rules, orders, ordinances, regulations or requirements so involved shaft necessitate structural changes, .improvements, interference with use and enjoyment of the Leased Premises, replacements or repairs, and Lessee shall so perform and comply, whether or not such laws, rules, orders, ordinances, regulations or requirements shall now exist or shall hereafter be enacted or promulgated, and whether or not such laws, rules, orders, ordinances, regulations or requirements can be said to be within the present contemplation of the parties hereto.

     9.5 Lessee's Right to Contest. The Lessee shall have the right to contest, by appropriate legal proceedings, any tax, charge, levy, assessment, lien or other encumbrance, and/or any law, rule, order, ordinance, regulation or other governmental requirement affecting the Leased Premises, and to postpone payment of or compliance the same during the pendency of such contest, provided that:

     (i) the Lessee shall not postpone the payment of any such tax, charge, levy, assessment, lien or other encumbrance for such length of time as shall permit the Leased Premises, or any lien thereon created by such item being contested, to be sold by any federal, state, county or municipal authority for the non-payment thereof;

     (ii) Lessee shall not postpone  compliance with any such law, rule,  order,

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
ordinance, regulation or other governmental requirement if Lessor will thereby be subject to criminal prosecution, or if any municipal or other governmental authority shall commence a process according to applicable law to carry out any act to comply with the same or to foreclose or sell any lien affecting all or part of the Leased Premises which shall have arisen by reason of such postponement or failure of compliance;

     (iii) Lessee shall proceed diligently and in good faith to resolve such contest;

     (iv) Such contest shall be in compliance with all laws, rules, orders, ordinances, regulations or other governmental requirements; and

     (v) Lessee shall not postpone compliance with any such laws, rules, orders, ordinances, regulations or other governmental requirements if the same shall invalidate any insurance required by this Lease.

                                    ARTICLE X
                     ENVIRONMENTAL CONDITION OF IRE PROPERTY

     10.1 Environmental Information. Lessee shall have the right following the Effective Date to have its own environmental assessment made of the Land, which additional environmental assessment may include further sampling and analysis. The cost of such further sampling and analysis shall be borne by Lessee.

     10.2 Lessor's Representations and Warranties Regarding Environmental Conditions. Lessor has no knowledge of any Hazardous Substances presently located on or under the Land other than as disclosed in the Environmental Reports. The Lessor has not received any written notice alleging violation of any Environmental Laws with respect to the Land, nor, to the best of the Lessor's knowledge, have there been any written claims, demands, or suits made against any Person regarding potential liability for environmental response costs or natural resource damages in connection with the Property other than shown in the Environmental Reports.

     10.3 Survival. The representations, covenants, warranties and indemnifications by Lessor contained in this Article X shall survive the closing of the sale of the Real Property for a period of twenty-five (25) years and shall not expire until the expiration of said 25-year period.

     10.4 Supersedure. This Article X supersedes any limitation oor expiration on representations, warranties or indemnification provisions, and any indemnifications, with respect to environmental matters set forth elsewhere in this Agreement.

                                   ARTICLE XI
                         REPRESENTATIONS AND WARRANTIES

     11.1 Lessor's Representations and Warranties. In order to induce Lessee to enter into this Agreement and the transactions contemplated hereby, Lessor makes the following representations and warranties as of the date of this Agreement and again as of the Closing Date:

     (a) Lessor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington and qualified to do business in the State of Washington. Lessor has full power to enter into this Agreement, to execute and deliver the Deed and all other documents required in this transaction, and to perform all of the terms, conditions and provisions hereof and as set forth in such documents. The acceptance and performance of the terms and provisions of this Agreement have been duly authorized and approved by all necessary parties and this Agreement is binding upon Lessor in accordance with its terms.

     (b)  At  the  Closing  Date,   Lessor  shall  have  good,   marketable  and
indefeasible  title  to  all of  the  Property  subject  only  to the  Permitted
Encumbrances, and Lessor is aware of no other matters which adversely affect title thereto.

     (c) The Property will be subject to no encumbrances, defects, liens, adverse claims or other matters known to Lessor or of which Lessor is or may be aware except the Permitted Exceptions, and there will be no commitments or agreements, including leases, of any kind or character relating to the Property. In particular, Lessor has delivered to Lessee complete copies of all contracts of any nature with respect to the Property and is unaware of any defaults either by Lessor or by contracting parties with respect thereto, and to the best of Lessor's knowledge no basis exists for any default thereunder. It is understood and agreed that Lessor shall be responsible for any existing service, maintenance and operating contracts which Lessor has entered into, and that such contacts shall not be assumed by Lessee except in the event and to the extent that such contracts have been approved by Lessee and specifically assumed by Lessee at the Closing by Lessee's execution of the assignment of Service Contracts.

     (d) Other than disclosed by Lessor to Lessee as of the Effective Date, there is no claim, litigation, proceeding, or governmental investigation pending, or so far as is known to Lessor, threatened against or relating to Lessor's properties or business, the Property, or the transactions contemplated by this Agreement, or any dispute arising out of any contact or commitment entered into regarding the Property, nor is there any basis known to Lessor for any such action.

     (e) Neither the execution of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Lessor is, or is asserted to be, a party affecting the Property or to which the Property is subject or any applicable laws or regulations of any governmental body having jurisdiction.

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
     (f) Lessor has not committed nor obligated itself in any manner whatsoever to sell the Property or any portion thereof to any party other than Lessee. Lessor has not hypothecated or assigned the rents or income from the Property in any manner.

     (g) Lessor has not received any notices from any insurance companies, governmental agencies or from any other parties with respect to any violations or other matters concerning the Property.

     (h) Lessor agrees to keep the Property free from liens which might result and to indemnify, defend, protect and hold Lessee harmless from any such liens and all attorneys' fees and other costs incurred by reason thereof. The provisions of this subsection (h) shall not limit the right of Lessor to contest in good faith claims of liens asserted in connection with the Project so long as Lessor is able to satisfy the requirements of Article VIII as of the date of Closing.

     (i) All certificates, schedules and other documents containing factual information to be delivered by Lessor, or by Lessor's officers and other agents pursuant to or in connection with this Agreement, are and shall be true and correct and do not and shall not contain any untrue statement of a material fact or omit to state any material fact the disclosure of which is necessary to make the statements contained therein and herein, in light of the circumstances under which they are made, not misleading.

     (j) As of the date of this Agreement, there is no, and at the Closing Date there will be no, labor dispute with any construction, maintenance or other personnel or employees of Lessor that could adversely affect the use operation or value of the Property. Lessor hereby agrees to defend, protect, indemnify and hold Lessee harmless from any and all loss, damage, liability or expense, including attorneys' fees and costs, Lessee may suffer as a result of any breach of or any inaccuracy in the foregoing representations and warranties.

     11.2 Lessee's Representations and Warranties. Lessee represents (which representations shall be deemed to have been made again on the Closing Date) and agrees to indemnify Lessor from and against any loss or damage, including reasonable attorneys' fees and expenses, as a result of any inaccuracy in such representations, that (a) Lessee is a municipal corporation validly existing under the laws of the State of Washington and is qualified to do business in
Washington; (b) Lessee has taken all steps necessary to authorize the transaction contemplated by this Agreement; (c) the officer executing this Agreement and all other documents in connection with this transaction is fully authorized and empowered to do so, and (d) upon execution by Lessee, this Agreement represents the lawful and binding obligation of Lessee.

                                   ARTICLE XII
                                   POSSESSIONS

     Possession of the Property shall be delivered to Lessee on the Closing Date free and clear of all leases, licenses or other agreements granting any Person the right to use or occupy all or any portion of the Property. Lessor shall afford authorized representatives of Lessee reasonable access to the Property for the purposes of satisfying Lessee with respect to the representations, warranties, and covenants of Lessor contained herein and with respect to satisfaction of any conditions precedent to the Closing contained herein.

                                  ARTICLE XIII
                      FIRE AND EXTENDED COVERAGE INSURANCE

     From and after the Substantial Completion Date or the date the Lessee takes possession of the Leased Premises, whichever is earlier, the Lessee shall maintain, or cause to be maintained, in full force and effect, fire and extended coverage insurance covering the Improvements in such amounts and covering such risks as the Lessee may require from time to time. Such insurance shall be carried with financially responsible insurance companies authorized to do business in the State of Washington, and may be carried under a policy or policies covering other property owned or controlled by Lessee, or the Lessee may be self- insured. The Lessee shall furnish to Lessor, on or before the effective date of any such policy or self insurance, and annually thereafter certificates of insurance evidencing that the insurance required by this Article XBI are in force and effect on the specified date and that the premiums therefore have been paid. Lessee agrees that such policies shall contain a provision that the same may not be cancelled without at least thirty (30) days' prior written notice being given by the insurer to Lessor. The amount of insurance maintained by Lessee in compliance with this Article XIII shall be in such amounts as may be established by the Lessee from time to time. The proceeds from any such insurance shall be paid to the Lessee.

                                   ARTICLE XIV
                                      LIENS

     The Lessee shall not create, incur, assume or suffer to exist any mortgage, pledge, lien, charge, encumbrance or claim on or with respect to the Leased Premises. The Lessee shall promptly, at its own expense, take such action as may be necessary to duly discharge or remove any such mortgage, pledge, lien, charge, and encumbrance or claim if the same shall arise at any time. The Lessee shall reimburse the Lessor for any expense incurred by Lessor (including reasonable attorneys' fees) to discharge or remove any such Lessee-incurred mortgage, pledge, lien, charge, encumbrance or claim.

                                   ARTICLE XV
              OPTIONS TO PREPAY LEASE AND PURCHASE LEASED PREMISES

     15.1 Option to Purchase. Provided that the Lessee is not in default under this Lease (including payment of any Additional Rent then due and owing), the Lessee shall have the option to purchase the Leased Premises and thereby terminate this Lease at any time on or after Substantial Completion by giving notice of its election to exercise its option and paying the Lease Payments. The Lease Payments of the Leased Premises shall be an amount equal to the total outstanding principal amount of Lease Payments set forth on Exhibit H, plus interest accrued thereon to the date of prepayment at the applicable rate(s) set forth on Exhibit H, plus an option exercise fee of one dollar ($1.00).

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
     15.2 Exercise of Option. The Lessee shall give Lessor not less than 90 days prior written notice of its election to exercise its option to purchase under
Section 15.1 hereof. The Lease Payments shall be paid in cash or same-day available funds by 10:00 a.m. Seattle time on the payment date specified in such notice (or such other date as the Lessee and Lessor may mutually, agree).

     15.3 Conveyance of Leased Premises. On the payment date specified in the notice of election to exercise purchase option, or such other date as the Lessee and Lessor may mutually agree, Lessor shall convey the Leased Premises to the Lessee by Statutory Warranty Deed, and this Lease shall terminate. Nothing herein shall be construed to require the Lessee to exercise the purchase option herein granted.

     15.4 Option to Partially Prepay Lease. The Lessee shall have the option to partially prepay the principal component of the Lease Payments, in $5,000 increments, in inverse order of maturities (as represented by the principal portion of the Lease Payments due each year as set forth in Exhibit H). Notice of such intent to prepay shall be given to the Lessor in writing not less than 90 days in advance of the intended prepayment date. Such prepayment may be at any time on or after the Substantial Completion Date. By 10:00 a.m. Seattle time on the date set for such prepayment, the Lessee shall pay to Lessor in cash or same-day available funds, an amount equal to the principal portion of Lease Payment to be prepaid, together with interest thereon to the date of prepayment Upon such prepayment, the term of this Lease shall be deemed modified such that this Lease terminates on the Lease Payment Date for the last outstanding Lease Payment not prepaid.

     15.5 Option Not Exercised. If the Lessee does not exercise the purchase option hereunder upon termination of this Lease, then, after giving the Lessee ninety (90) days' written notice, Lessor may sell the Leased Premises to any third party. The proceeds from such sale, less the Lessor's costs in connection with the sale, shall be distributed to the Lessee.

     15.6 Title to Real Property. At the Closing, Lessor shall convey to Lessee marketable and insurable fee simple title to the Real Property, by execution and delivery of a Statutory Warranty Deed to the Real Property in a form reasonably acceptable to Lessee (the "Deed"). Evidence of delivery of marketable and insurable fee simple title shall be the issuance by the Title Company of an ALTA extended coverage Owner's Policy of Title Insurance (Form B, Rev. 10/17170) with liability in the amount of the Purchase Price or any lesser sum as may be approved by Lessee, in Lessee's sole discretion (the "Title Policy") insuring fee simple title to the Real Property in Lessee, subject only to (i) easements, reservations, restrictions and other matters referred to as special exceptions in the Owner's Policy of Title Insurance approved by Lessee in writing; (ii) other exceptions created or suffered by Lessor following the Effective Date that have been approved by Lessee in writing; (iii) utility and other easements granted by Lessor following the Effective Date required for the use of the Property as a regional events center facility; and (iv) any liens, encumbrances or defects created or incurred by Lessee after the Effective Date (all of which are referred to in this Agreement as 'Permitted Exceptions"). The Title Policy shall include the following endorsements: (a) survey endorsement (WLTA form 116.1); (b) access to public right of way (WLTA form 103.7); (c) contiguity (CLTA form 116.4); (d) environmental liens (ALTA form 8.1); and (e) legal lot endorsement as to Property constituting validly subdivided legal lots. The indemnification of the title Company by Lessor, or the Contractor to induce the

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Title Company to insure over any otherwise unpermitted exceptions to title shall not be allowed except with the prior written consent of Lessee in its sole discretion after full disclosure to Lessee of the nature and substance of the unpermitted exception and the nature of the indemnity. The Title Policy shall provide full coverage against construction liens arising out of the construction of the Public Facilities District Improvements on the Property.

     15.7 Title to Personal Property and Intangible Property. At the Closing, Lessor shall transfer title to the Personal Property free and clear of all liens and encumbrances whatsoever except for the Permitted Exceptions and such liens and encumbrances as Lessee may approve in writing by execution and delivery of a warranty bill of sale in a form reasonably acceptable to Lessee. Lessor shall execute and delivery to Lessee any documents that Lessee may reasonably request in order to transfer to Lessee any intangible personal property included in the Property.

                                   ARTICLE XVI
                                     CLOSING

     16.1 Closing Procedures.

     (a) The Closing shall be held at the offices of Escrow Agent. The Closing Date shall be within (30) days following Final Completion of the Public Facilities District Improvements. Such date may not be extended without the written approval of Lessor and Lessee except as otherwise expressly provided in this Agreement All documents shall be deemed delivered on the date the Deed is recorded.

     (b) In the event the Closing does not occur on or before the Closing Date, Escrow Agent shall, unless it is notified by both parties to the contrary within five (5) days after the Closing Date, return to the depositor thereof items which may have been deposited hereunder. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close.

     16.2 Delivery by Lessor. On or prior to the Closing Date, Lessor shall deposit with Escrow Agent, and shall deliver copies to Lessee to the extent not previously delivered prior to the Closing, the following:

     (a) Lessor shall execute and deliver to Lessee a good and sufficient Statutory Warranty Deed (the "Deed") to the Real Property in recordable form conveying good and marketable fee simple title free and clear of all liens and encumbrances, except for the Permitted Encumbrances, and all easements and rights appurtenant thereto;

     (b) A certificate from the Department of Licensing of the State of Washington indicating that, as of a date not more than five (5) business days prior to the Closing Date there are no filings against Lessor in the office of the Uniform Commercial Code division of the Department of Licensing which would be a lien on any of the Property (other than such filings, if any, as are being released at the time of closing;

     (c) Lessor shall furnish to Lessee, at Lessee's sole cost and expense, the Title Policy;

     (d) Lessor shall deliver to Lessee the originals of all Permits, licenses, and approvals necessary for the occupation, use and operation of the Property, including, without limitation, the building permits and a certificate of occupancy issued by the appropriate governmental authority for the Public Facilities District Improvements. In the event the original is required to be posted on the Property, delivery of a duplicate shall be permitted;

     (e) Lessor shall deliver to Lessee the originals of all warranties and guarantees of contractors, subcontractors, suppliers and material-men received by Lessor in connection with the construction or installation of the Project and the acquisition of any equipment and Personal Property. Lessor shall deliver to Lessee a written assignment of such warranties and guarantees, in a form reasonably acceptable to Lessor and its counsel (hereinafter the "Assignment of Warranties");

     (f) Lessor shall deliver to Lessee, at Lessor's expense, a complete set of final engineering plans and specifications of the Public Facilities District Improvements;

     (g) [This provision intentionally left blank]

     (h) Lessor shall provide a complete inventory of, and shall transfer to Lessee its interest in, any and all personal property required pursuant to Construction Documents, if any, to be located on the Real Property, by warranty bill of sale in a form reasonably acceptable to Lessee and its counsel. The cost of such personal property being transferred is included in the Purchase Price;

     (i) Lessor shall transfer to Lessee its interest in those Service Contracts approved by Lessee by execution and delivery of an assignment of Service Contracts;

     (j) Lessor shall execute and deliver to Lessee an affidavit which satisfies the requirements of Section 1445 of the Unites States Internal Revenue Code regarding foreign investors;

     (k) Any re-conveyance documents required to eliminate of record the Construction Loan and any other existing deeds of trust and other security documents which are a lien on the Real Property and any affidavit required to eliminate the Title Company exception for construction liens and the rights of parties in possession;

     (1) Confirmation of warranties made by Lessor in this Agreement;

     (m) Copies of books and records of Lessor which Lessee would require to operate and maintain the Property (including applicable maintenance records), together with keys to all entrance doors to, equipment and utility rooms located in the Property, which keys shall be properly tagged for identification;

     (n)  Such  resolutions,  authorizations,   certificates  or  other  limited
liability documents or agreements relating to Lessor or as shall be reasonably required by Lessee or the Title Company in connection with this transaction;

     (o) Lessor shall duly execute (and acknowledge if appropriate) such other documents as reasonably necessary to effectuate this transaction;

     (p) Lessor shall deliver to Lessee all other documents required to be delivered at or prior to the Closing pursuant to the terms of this Agreement, and

     (q) An Affidavit of Prevailing Wages Paid verifying compliance with Section 5.9(d)

     16.3 Delivery by Lessee. On or before the Closing Date, Lessee shall deposit with Escrow Agent the Purchase Price (less any adjustments authorized under this Agreement) and shall deposit the following:

     (a) Assignment of Service Contracts duly accepted by Lessee;

     (b) Confirmation of warranties made by Lessee;

     (c) Such resolutions, authorizations, certificates or other ordinances or agreements relating to Lessee or as shall be reasonably required by Lessor or the Title Company in connection with this transaction;

     (d) Lessee shall duly execute (and acknowledge if appropriate) such other documents reasonably necessary to effectuate this transaction; and

     (e) Lessee shall deliver to Lessor all other documents required to be delivered by Lessee at or prior to the Closing pursuant to this Agreement.

     16.4 Pro-rations. All revenue and all expenses of the Property (other, than real and personal property taxes), including, but not limited to rents, water, sewer and utility charges, amounts payable under Service Contracts which are to be assumed by Lessee, annul permits and/or inspection fees (calculated on the basis of the respective periods covered thereby) and other expenses normal to the ownership, use, operation and maintenance of the Property shall be prorated as of the Closing Date. Because Lessee is exempt from property tax, no prorations of real and personal property taxes will be required, but Lessor shall pay all real and personal property taxes for the Property for the period up to and including the Closing Date.

     16.5 Costs and Expenses. Lessee shall pay the premium for the Title Policy and all real estate excise taxes. Lessee shall pay the cost to record the Deed and any sales or use tax payable in connection with any personal property included as part of the Property. The escrow fees shall be paid equally by Lessor and Lessee.

     16.6 Recordation. Provided that Escrow Agent has not received prior written notice from either party than an agreement of either party made hereunder has not been performed, or to the effect that any condition set forth herein has not been fulfilled, and further provided that Title Company has issued or is unconditionally prepared and committed to issue to Lessee the Title Policy, then Escrow Agent is authorized and instructed at 8:00 A.M.(or as soon thereafter as possible) on the Closing Date pursuant to joint escrow instructions to be executed by Lessee and Lessor to:

     (a) Record the Deed in the official records of Chelan County, Washington;

     (b) Assemble and deliver at least one fully executed counterpart of the assignment of Service Contracts to both Lessee and Lessor;

     (c) Deliver all documents described in Section 16.2 to Lessee; and

     (d) Record any  re-conveyancing  documents  delivered by Lessor pursuant to
Section 16.2 hereof.

     16.7 Effect of Damage or Destruction of Property. If a material part of the Public Facilities District Improvements has been damaged and not fully restored, or replaced ( or, in the case of an unsubstantial loss or damage, provision for full restoration of replacement made) by the Closing Date, the Closing Date shall (i) be extended for the period of time necessary for Lessor to repair and restore the damaged portions of the Public Facilities District Improvements, or
(ii) Lessee may elect to complete the Closing and shall receive from Lessor all insurance proceeds payable with respect to the damage. The determination of what is a material part of the Public Facilities District Improvements shall be made by Lessee in its sole discretion.

                                  ARTICLE XVII
                         DESTRUCTION OF LEASED PREMISES

     In the event the Leased Premises are damaged or destroyed by fire or other casualty following the Substantial Completion Date, this Lease shall not terminate nor shall there be any abatement of the Lease Payments or Additional Rent otherwise payable by Lessee hereunder; provided, however, that the Lessee may elect to defease or prepay the Lease Payments in accordance with Section
15.4 hereof.

                                  ARTICLE XVIII
                                DEFAULT; REMEDIES

     18.1 Corrective Work. In the event of a material default in or of this Agreement or any of the representations, warranties, terms, covenants, conditions or provisions hereof by Lessor, which are not cured to Lessee's satisfaction on the Closing Date, Lessee may, at its election and without waiving its rights under the Agreement, elect to close the purchase of the Property and Lessee shall receive a credit against the Lease Payments in an amount equal to one hundred fifty percent (150%) of the estimated cost of the Corrective Work. All other Closing Procedures as set forth in this Agreement shall remain in full force and effect. Upon completion of such Corrective Work, Lessee shall promptly furnish Lessor with a reasonably detailed summary of the actual cost of the Corrective Work. In the event that the actual cost of the Corrective Work is more than the amount set forth in the amount credited to Lessee at Closing, Lessor shall promptly pay to Lessee the difference between the actual cost and the amount set forth in the estimate. In the event that the actual cost of the Corrective Work is less than the amount credited to Lessee at Closing, Lessee shall promptly pay to Lessor the difference between the amounts credited toward the payment of the Lease Payments and the actual cost. In the event Lessee or Lessor, as the case may be, does not pay to the other party the total amount due and owing to -such party pursuant to the foregoing within ten
(10) days following written demand therefore from such other party, the unpaid amount shall bear interest at the rate of twelve percent (12%) per annum from the date of the written demand therefore until the date of actual receipt thereof by the party to whom such amount is owed.

     18.2 Specific Performance. In the event of a material breach or default in or of this Agreement or any of the representations, warranties, terms, covenants, conditions or provisions hereof by Lessor, Lessee shall have, in addition to a claim for damages for such breach or default, and in addition and without prejudice to any other right or remedy available under this Agreement or at law or in equity, the right to demand and have specific performance of this Agreement.

     18.3 Waiver. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Lessor or Lessee of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

                                   ARTICLE XIX
                                  MISCELLANEOUS

     19.1 Incorporation of Recitals; Definitions. Each recital set forth above is incorporated into this Agreement as though fully set forth herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in Article I of this Agreement.

     19.2 Notices. All notices, demands, requests, consents and approvals which may, or are required to, be given by any party to any other party hereunder shall be in writing and shall be deemed given when (a) personally delivered, (b) given by machine-confirmed facsimile, or (c) after placement in the U.S. mail as certified or registered, return receipt requested, first-class postage prepaid, the receipt indicates delivery or refusal or failure to accept delivery:

     Lessor:    Wenatchee Events Center, LLC
                4909 East McDowell Road, Suite 104
                Phoenix, AZ 85008
                Attention: Rick Kozuback
                Telephone: (480) 994-0772
                Facsimile: (480) 949-8616

     Lessee:    Greater Wenatchee Regional Events Center
                Public Facilities District 129 South Chelan
                Wenatchee, WA 98801
                Attention: Allison Williams
                Telephone: (509) 664-3304
                Facsimile: (509) 664-3335

     Obligor:   City of Wenatchee
                129 South Chelan
                Wenatchee, WA 98801
                Attention: Allison Williams
                Telephone: (509) 664-3304
                Facsimile: (509) 664-3335

or to such other addresses as either party may from time to time designate in writing and deliver in a like manner. All notices shall be deemed to be complete upon actual receipt or refusal to accept delivery. Facsimile transmission of any signed original document and retransmission of any signed facsimile transmission shall be the same as delivery of an original document. At the request of either party, the parties will confirm facsimile transmitted signatures by signing an original document All notices required to be provided to Lessee or Lessor shall be provided to the City of Wenatchee.

     19.3 Amendment. Waiver Assignment No modification, termination or amendment of this Agreement may be made except by written agreement or as otherwise may be provided in this Agreement. No failure by Lessor or Lessee to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition. Any party hereto, by notice and only by notice as provided in Section 18.2 hereof, may, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of any other party hereto. No waiver shall affect or alter this Agreement, and each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. All the terms, provisions and conditions of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. All the terms, provisions and conditions of this Agreement shall inure to the benefit of and be enforceable by Lessor's or Lessee's respective successors and. assigns, except that Lessor's interest under this Agreement may not be assigned, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of Lessee, which consent shall not be unreasonably withheld.

     Notwithstanding the prior paragraph, Lessor may assign this Lease to a bathes trust department or nonprofit financing entity for purposes of issuing certificates of participation secured by the Lease Payments and Lessee expressly agrees that Lessor may assign Lease Payments and Additional Rent payments to the Construction Lender or any other lender financial institution in connection with the construction loan to Lessor. Lessor shall give the City no less than 10 days notice of its intent to assign this Lease. The City shall cooperate in the issuance of the Sales Tax. Sales Tax means the sales and use tax imposed by the District pursuant to Resolution No. 2006-02, adopted by the Board on 7/5106, pursuant to RCW 82.14.390. Sales Tax Revenue means the money received by the PFD from the Washington State Department of Revenue on account of the Sales Tax.

     19.4  Lessee's  Disclaimer.  Notwithstanding  any other  provision  of this
Agreement to the contrary, Lessee is under no obligation to construct or supervise construction of the Project or the installation of any Personal Property. It is understood and agreed that Lessee's rights under this Agreement are for the sole purpose of protecting its interest as contract vendee. The approval of any Construction Drawings, Detailed Specifications or Contract Documents, construction agreements, or service contracts shall not be construed by Lessor as a guaranty of sufficiency of the work and shall not excuse performance of any Lessor's obligation during the Warranty Periods. Lessee's right of inspection as provided in this Agreement shall not constitute any representation or warranty, expressed or implied, or any obligation of Lessee to insure that work or materials are in compliance with the Plans and Specifications or any building requirements imposed by a governmental agency. Lessee is not responsible to the Contractor or any other third parties for any purpose whatsoever.

     19.5 Survival. All provisions of this Agreement which involve obligations, duties or rights which have not been determined or ascertained as of the Closing Date or the recording of the Deed and all representations, warranties and indemnifications made in or to be made pursuant to this Agreement shall be deemed to survive the Closing Date and/or the recording of the Deed and shall be enforceable in accordance with their terms.

     19.6 Captions. The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement

     19.7 Brokerage Fees. Each party represents to the other that no broker has been involved in this transaction. In the event of a claim for broker's fee, finder's fee, commission or other similar compensation in connection herewith, Lessor, if such claim is based upon any agreement alleged to have been made by Lessor, hereby agrees to indemnify Lessee against and hold Lessee harmless from any and all damages, liabilities, costs, expenses and losses (including, without limitation, reasonable attorneys' fees and costs) which Lessee may sustain or incur by reason of such claim and Lessee, if such claim is based upon any agreement alleged to have been made by Lessee, hereby agrees to indemnify Lessor against and hold Lessor harmless from any and all damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and costs) which Lessor may sustain or incur by reason of such claim. The provisions of this Section 19.7 shall survive the termination of this Agreement or the recording of the Deed to the Property.

     19.8 Joint Venture. It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Lessee o and Lessor. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

     19.9 Severability. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

     19.10 Further Assurances, Each party hereto agrees that it will execute or furnish such documents and further assurances to the other or to proper authorities as may be necessary for the full implementation and consummation of this Agreement and the transactions contemplated hereby.

     19.11 Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreements between the parties with respect to the purchase and sale of the Property and supersedes all prior and contemporaneous agreements and understandings between the parties hereto relating to the subject matter hereof.

     19.12 Fair Construction. The provisions of this Agreement shall be construed as a whole according to their common meaning not strictly for or against any party and consistent with the provisions contained herein in order to achieve the objectives and purposes of this Agreement. Each party hereto and its counsel has reviewed and revised this Agreement and agrees that the normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     19.13 Authority. The persons signing below represent and warrant that they have the requisite authority to bind the party on whose behalf they are signing.

     19.14 Time is of the Essence. For the purposes of this Agreement and all transactions contemplated hereunder, time is of the essence.

     19.15 Arbitration. In the event a dispute arises between the parties regarding this agreement, either party (First Party) may submit the issue to arbitration by selecting an arbitrator and notifying the other party (Second Party) of the selection. The Second Party shall either approve such arbitrator and proceed to arbitration or select an alternate arbitrator. Second Party shall notify the First Party of such acceptance or selection within seven days of the first notification. Upon receiving notification of the selection of an alternate arbitrator, the First Party shall then approve the arbitrator and proceed to arbitration or reject the alternate arbitrator. First Party shall notify Second Party of such approval or rejection within seven days of receipt of the notice from Second party. In the case of Rejection, the first two selected arbitrators shall select a third arbitrator. The third arbitrator shall arbitrate the dispute. The arbitrators shall be familiar with the construction industry in Washington State. The arbitrator shall not be related to either party by blood or marriage to a principal or owner of either party and shall have no economic interest direct or indirect with either party. The arbitration shall take place within thirty days after selection of the arbitrator. The decision of the arbitrator shall be made within 14 days after the arbitrator has been named and shall be binding upon the parties. The parties shall share equally in the cost of the arbitrator.

     19.16 Non-Waiver of Governmental Rights. Nothing contained in this Agreement shall require Lessee to take any discretionary action relating to development of improvements to be constructed on the Property as part of the Project, including, but not limited to; environmental review, zoning and land use approvals, approval of applications to vacate public streets, permitting, or any other governmental approvals.

     19.17 Agreement for Exclusive Benefit of Lessor and Lessee. The provisions of this Agreement are for the exclusive benefit of Lessor and Lessee and their respective permitted successors and assigns and not for the benefit of any other Person. This Agreement shall not be deemed to have conferred any rights upon any other Person.

     19.18 Interest on Past-Due Obligations. Any amount due to either party hereunder which is not paid when due shall bear interest from the date due until paid at a rate equal to twelve percent (12%) per annum.

     19.19 Governing Law. This Agreement and the rights of the parties hereto shall be governed by and construed in accordance with the laws of the State of Washington. In the event any action is brought to enforce any of the provisions of this Agreement, the parties agree to be subject to exclusive in personam jurisdiction in the Chelan County Superior Court for the State of Washington and agree that in any such action venue shall lie exclusively at Wenatchee, Washington.

     19.20 Memorandum of Agreement. Lessor shall execute, acknowledge and deliver to Lessee, simultaneous with the execution hereof, a memorandum of this Agreement, which shall, at Lessee's option, be recorded in the real property records of Chelan County, Washington, at any time after the Effective Date.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

"LESSEE"

GREATER WENATCHEE REGIONAL
EVENTS CENTER PUBLIC FACILITIES
DISTRICT, a Washington municipal
Corporation


By: /s/ Joe Jarvis
   -------------------------------------
   Joe Jarvis, Board President

"LESSOR"

WENATCHEE EVENTS CENTER, LLC
a Washington limited Liability Company


By: /s/ Rick Kozuback
   -------------------------------------
   Global Entertainment Corporation, as
   executed by its President, Rick Kozuback,
   The managing Member of Wenatchee
   Events Center, LLC

"OBLIGOR"

CITY OF WENATCHEE, a Washington
municipal corporation

By: /s/ Dennis Johnson
   -------------------------------------
   Dennis Johnson, Mayor